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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PTC Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, New Jersey 07080
April 27, 2020
Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of PTC Therapeutics, Inc., on Wednesday, June 10, 2020 at 9:00 a.m., Eastern Time. The Annual Meeting will be held at the Embassy Suites, located at 121 Centennial Ave. in Piscataway Township, New Jersey*.
The attached Notice of the Annual Meeting and proxy statement provide important information about the Annual Meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. Our Board of Directors recommends that you vote "for" each of the proposals listed on the attached Notice.
You may submit your proxy by Internet, by telephone or by requesting a printed copy of the proxy materials and using the enclosed proxy card. If you submit your proxy before the meeting but later decide to attend the Annual Meeting in person, you may still vote in person at the Annual Meeting.
On behalf of our Board of Directors, management and all of our employees, I thank you for your continuing support and confidence.
*We intend to hold our Annual Meeting in person; however, we are actively monitoring the novel coronavirus (COVID-19) pandemic and are sensitive to the public health and travel concerns our stockholders, employees and directors may have and the restrictions or protocols that federal, state, and local governments may impose on in-person meetings. In the event it is not possible or advisable to hold our Annual Meeting in person, we will issue a press release (which we will also file with the Securities and Exchange Commission) announcing alternative arrangements for the meeting, which may include holding the meeting solely by means of remote communication, as promptly as practicable. In the event the Annual Meeting will be conducted solely by means of remote communication, you or your proxyholder could attend and vote by visiting a website that we will issue in a press release and using your 16-digit control number. Please also monitor our annual meeting website at http://ir.ptcbio.com/annualmeetingmaterials for updated information. If you are planning to attend our Annual Meeting, please check the website in the days leading up to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend in person.

Sincerely,

Stuart W. Peltz, Ph.D. Chief Executive Officer

PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, New Jersey 07080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 10, 2020
To the Stockholders of PTC Therapeutics, Inc.:
This proxy statement contains information about the 2020 Annual Meeting of Stockholders of PTC Therapeutics, Inc., which we refer to as the Annual Meeting. The Annual Meeting will be held on Wednesday, June 10, 2020 at 9:00 a.m., Eastern Time, at the Embassy Suites, located at 121 Centennial Ave. in Piscataway Township, New Jersey*. At the Annual Meeting, stockholders will consider and act upon the following matters:

1.
To elect the three Class I director nominees nominated by our Board of Directors and named in the proxy statement, each to serve for a term ending in 2023, or until his or her successor has been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP, a registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To hold an advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 27, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to stockholders of record at the close of business on April 17, 2020, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials.
If you are a stockholder of record, we encourage you to vote in one of the following ways:

•	Vote over the Internet, by going to www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

•	Vote by Telephone, by calling the toll-free number (800) 690-6903 (have your Notice or proxy card in hand when you call); or

•	Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided.
If your shares are held in "street name," meaning that they are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.
*We intend to hold our Annual Meeting in person; however, we are actively monitoring the novel coronavirus (COVID-19) pandemic and are sensitive to the public health and travel concerns our stockholders, employees and directors may have and the restrictions or protocols that federal, state, and local governments may impose on in-person meetings. In the event it is not possible or advisable to hold our Annual Meeting in person, we will issue a press release (which we will also file with the Securities and Exchange Commission) announcing alternative arrangements for the meeting, which may include holding the meeting solely by means of remote communication, as promptly as practicable.

By Order of the Board of Directors,

Timothy Dyer Secretary
April 27, 2020

PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, New Jersey 07080

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be held on June 10, 2020
These proxy materials are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2020 Annual Meeting to be held on Wednesday, June 10, 2020 at 9:00 a.m., Eastern Time, at the Embassy Suites, located at 121 Centennial Ave. in Piscataway Township, New Jersey, and at any adjournment or postponement thereof. While we intend to hold our Annual Meeting in person, we are actively monitoring the novel coronavirus (COVID-19) pandemic and are sensitive to the public health and travel concerns our stockholders, employees and directors may have and the restrictions or protocols that federal, state, and local governments may impose on in-person meetings. In the event it is not possible or advisable to hold our Annual Meeting in person, we will issue a press release (which we will also file with the Securities and Exchange Commission) announcing alternative arrangements for the meeting, which may include holding the meeting solely by means of remote communication, as promptly as practicable.
All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted "for" each of the director nominees and "for" each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.
The Notice of Annual Meeting and proxy statement are first being mailed and/or made available to stockholders on or about April 27, 2020 in conjunction with the delivery of our 2019 Annual Report to Stockholders.
In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "PTC," "the Company," "our," "we" or "us" refers to PTC Therapeutics, Inc., and its subsidiaries. Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
Whether or not you expect to attend the Annual Meeting in person, please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may vote your shares on the Internet by visiting www.proxyvote.com or by telephone by calling 1-800-690-6903 and following the recorded instructions, by requesting a printed copy of the proxy materials and using the enclosed proxy card or by voting in person at the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding Availability of Proxy Materials
for the 2020 Annual Meeting of Stockholders on June 10, 2020
This proxy statement and the 2019 Annual Report to Stockholders are available for viewing, printing and downloading at: http://ir.ptcbio.com/annualmeetingmaterials

All website addresses given in this proxy statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?	A.
We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our Annual Meeting to be held at the Embassy Suites, located at 121 Centennial Ave. in Piscataway Township, New Jersey on Wednesday, June 10, 2020 at 9:00 a.m., Eastern Time. At the Annual Meeting, our stockholders will consider and vote on the matters described in this proxy statement. As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the matters described herein.

The Notice of Annual Meeting, proxy statement, and voting instructions, together with our 2019 Annual Report, will be made available to each stockholder entitled to vote starting on or about April 27, 2020. These materials are available for viewing, printing and downloading on the Internet at www.proxyvote.com.

Q.	Who can vote at the Annual Meeting?	A.
Our Board has fixed April 17, 2020 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had 62,792,221 shares of our common stock outstanding. Each share of common stock entitles its holder to one vote per share. Holders of common stock do not have cumulative voting rights.

Q.	How do I vote?	A.	If you are a stockholder of record, meaning that your shares are registered directly in your name, you may vote:

(1)
Over the Internet: Go to www.proxyvote.com. Use the vote control number printed on your Notice (or your proxy card or voting instruction card) to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on June 9, 2020, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote over the Internet, you do not have to return a proxy card (or voting instruction card).

(2)
By Telephone: Call 1-800-690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You will need to have the Notice (or your proxy card or voting instruction card) in hand when you call. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on June 9, 2020, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote by telephone, you do not have to return the proxy card (or voting instruction card).

(3)
By Mail: If you received a printed copy of the proxy materials, complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. Broadridge must receive the proxy card by June 9, 2020, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)	In Person at the Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in "street name," meaning they are held for your account by a broker, bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, and you may vote:

(1)	Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.
(2)	By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.
(3)
In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a broker's proxy and bring it with you to the Annual Meeting. A broker's proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

If you hold your shares of our common stock in multiple accounts, you should vote your shares as described above for each set of proxy materials you receive.

Q.	Can I change or revoke my vote?	A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)
Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on June 9, 2020.

(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than June 9, 2020, will be counted.
(3)
Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a broker's proxy as described in the answer above.

Q.	Will my shares be voted if I do not return my proxy?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the Annual Meeting.
If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy.

Brokers can vote their customers' unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is a discretionary matter.

The election of directors (Proposal 1) and the advisory vote to approve named executive officer compensation (Proposal 3) are each non-discretionary matters.

If your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposals 1 or 3. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposals 1 or 3 will not be counted as votes FOR or WITHHELD from any director nominee, with respect to Proposal 1, or FOR or AGAINST Proposal 3 and will be treated as "broker non-votes." Broker non-votes will have no effect on the voting on Proposals 1, 2 or 3.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q.	How many shares must be present to hold the Annual Meeting?	A.
The holders of a majority in voting power of the common stock issued, outstanding and entitled to vote at the meeting must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as "present" any shares that are voted over the Internet, by telephone, by completing and submitting a proxy or that are represented in person at the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q.	What vote is required to approve each proposal and how are votes counted?	A.
Proposal 1—Election of Three Class I Directors

The three director nominees receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. With respect to Proposal 1, you may:

• vote FOR all director nominees;
• vote FOR one or more director nominee(s) and WITHHOLD your vote from the other director nominee(s); or
• WITHHOLD your vote from all director nominees.
Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is a discretionary matter. If your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation

Proposal 3 asks for a non-binding, advisory vote, so there is no "required vote" that would constitute approval. Proposal 3 is a non-discretionary matter. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Q.	Are there other matters to be voted on at the Annual Meeting?	A.
We do not know of any matters that may come before the Annual Meeting other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Who may attend the Annual Meeting?	A.
All stockholders of record on our books at the close of business on April 17, 2020, the record date for the Annual Meeting, may attend the meeting. To gain admission, record holders will need a valid picture identification or other proof that you are a stockholder of record of our shares as of the record date. If your shares are held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned shares on the record date will be required for admission. To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations by sending an email to: irpr@ptcbio.com.

Q.	Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.
Q.	What are the costs of soliciting these proxies?	A.
We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers and other nominees, although we reserve the right to do so. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Q.	How will I know if the Annual Meeting will take place as an in-person meeting or a virtual meeting?	A.
We are actively monitoring the novel coronavirus (COVID-19) pandemic and are sensitive to the public health and travel concerns our stockholders, employees and directors may have and the restrictions or protocols that federal, state and local governments may impose on in-person meetings. In the event it is not possible or advisable to hold our Annual Meeting in person, we will issue a press release (which we will also file with the Securities and Exchange Commission) announcing alternative arrangements for the meeting, which may include holding the meeting solely by means of remote communication, as promptly as practicable.

CORPORATE GOVERNANCE
Our Board believes that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted to further this goal. Complete copies of the committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines described below are available on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. Alternatively, you can request a copy of any of these documents by writing to our Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.
Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics, which is a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq's listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. We have posted a current copy of the Corporate Governance Guidelines on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. These principles, which provide a framework for the conduct of our Board's business, provide that:

•	the principal responsibility of the directors is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.
Director Independence
Our Board has determined that all of our directors and director nominees, other than Dr. Peltz, our Chief Executive Officer, are independent as defined under applicable Nasdaq rules. In making such determination, our Board considered the relationships that each such person has with our Company and all other facts and circumstances that our Board deemed relevant in determining independence, including beneficial ownership of our common stock by our non-employee directors.
Director Nominations
Process
Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors.
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of our Board, search firms and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board.
Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria specified in our Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest with us, and ability to act in the interests of stockholders. Our Nominating and Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for any prospective director nominee.
Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Guidelines provide that an objective of Board composition is to bring to our Company a variety of perspectives and skills derived from high quality business and professional experience. Our Board recognizes its responsibility to ensure that director nominees possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.
The director biographies presented under "Proposal 1: Election of Directors" indicate each director nominee's experience, qualifications, attributes and skills that led our Board to conclude that he or she should be nominated to serve as a member of our Board or, in the case of our continuing directors, that he or she is qualified to serve on our Board. Our Board believes that each of the director nominees and continuing directors has had substantial achievement in his or her professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our Company and to long-term stockholder value.
Stockholder Nominations
Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080. Assuming that appropriate biographical and background material has been provided on a timely basis, our Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals and Nominations for Director."
Board Meeting and Annual Meeting Attendance
Our Board held seven meetings during 2019.
During 2019, each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which such director then served.
Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting. All of our directors attended our 2019 annual meeting of stockholders.
Board Leadership Structure
The positions of Chair of the Board and Chief Executive Officer are currently separate. Mr. Schmertzler serves as our Chair of the Board and Dr. Peltz serves as our Chief Executive Officer. This leadership structure allows our Chief Executive Officer to focus on our day-to-day business and allows our Chair of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position, as well as the commitment required by Mr. Schmertzler to serve as our Chair of the Board, particularly as our Board's oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board.
Our bylaws do not require the position of Chair of our Board and Chief Executive Officer to be separate. Our Board believes that its leadership structure demonstrates our commitment to good corporate governance, and is appropriate at present because it strikes an effective balance between strategy development, independent leadership and management oversight. Our Board believes its leadership structure positively affects its administration of its risk oversight function.

Board Committees
Our Board has established three standing committees: our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Each of these committees operates under a charter that has been approved by our Board. Each committee's charter is posted on the Corporate Governance page of the Investors section of our website, www.ptcbio.com.
Our Board has determined that all of the members of each of its three committees are independent as defined under applicable Nasdaq rules, including, in the case of all members of our Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of our Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.
Audit Committee
The members of our Audit Committee are Ms. Reeve, Mr. Southwell and Ms. Svoronos. Ms. Reeve chairs our Audit Committee. Our Audit Committee held six meetings in 2019.
Our Audit Committee's responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by Securities and Exchange Commission, or SEC, rules.
Our Board has determined that Ms. Reeve, Mr. Southwell and Ms. Svoronos are "audit committee financial experts" as defined in applicable SEC rules.
Compensation Committee
The members of our Compensation Committee are Messrs. Schmertzler and Southwell and Dr. Steele. Mr. Schmertzler chairs our Compensation Committee. Our Compensation Committee held ten meetings in 2019.
Our Compensation Committee's responsibilities include:

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to our Board with respect to director compensation.
Compensation Processes and Procedures
Our Compensation Committee makes all compensation decisions regarding our Chief Executive Officer and each of his direct reports, including salary, annual cash incentive compensation and long-term equity compensation (or, when the Compensation Committee deems it appropriate, makes recommendations concerning such matters to our Board). If the

Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee members or subcommittees.
Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the compensation and benefits programs for our executive officers. As a result, our Chief Executive Officer, our Chief Financial Officer, our Senior Vice President, Human Resources & Administration, and our Executive Vice President & Chief Legal Officer generally attend Compensation Committee meetings upon the invitation of the Compensation Committee. The Compensation Committee also establishes, with input from the Chief Executive Officer and other members of the executive team, the corporate goals applicable to our annual cash incentive awards.
On an annual basis our Chief Executive Officer meets with the executive officers to discuss the Company's accomplishments as well as the individual officer's performance and contributions over the year. Based on these discussions and input from others within the Company, our Chief Executive Officer, with respect to each executive officer other than himself, prepares an evaluation of the executive officer as to the level of contribution made to the management and success of our Company. In addition, our Chief Executive Officer, with the participation of other members of senior management, prepares information concerning the Company's achievements and our performance against corporate goals during the fiscal year.
The Compensation Committee is presented with this information and the Chief Executive Officer's recommendations with respect to each executive officer, other than himself, as to each element of compensation. The Chief Executive Officer's recommendations, information concerning the Company's performance over the applicable fiscal period, expectations concerning performance in the coming year, and advice and information from its independent compensation consultant are all taken into account by the Compensation Committee when it makes final determinations on executive compensation matters.
Our Chief Executive Officer's performance and salary, annual cash incentive compensation and long-term equity compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee's independent compensation consultant as requested by the Compensation Committee. Our Chief Executive Officer does not participate in decisions regarding his own compensation.
For additional information concerning our executive compensation program, see Compensation Discussion and Analysis on page 28.
Our Compensation Committee has delegated to the Chief Executive Officer limited authority to make stock option grants to employees of the Company or any of its present or future subsidiaries, other than to himself, any other named executive officer, or any employee who is a voting member of the executive committee of the Company or above the level of Executive Vice President or its equivalent, without necessity for any further action by the Board, Compensation Committee or any other committee of the Board. Any such awards must be reported to our Compensation Committee at its next meeting. During 2019, our Chief Executive Officer made one grant pursuant to this delegated authority of an option to purchase 7,500 shares our common stock.
Role of Independent Compensation Consultants
Our Compensation Committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. In 2019, our Compensation Committee engaged Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant, to provide comparative data on executive compensation practices in our industry, to assist the Compensation Committee in developing an appropriate list of peer companies against which to conduct compensation benchmarking, and to advise on our executive compensation program generally. The Compensation Committee also engaged FW Cook for recommendations and review of non-employee director compensation in 2019.
Although our Compensation Committee considers the advice and recommendations of independent compensation consultants as to our executive compensation program, our Compensation Committee ultimately makes its own decisions about these matters. In the future, we expect that our Compensation Committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly traded companies.
The Compensation Committee has reviewed information regarding the independence and potential conflicts of interest of FW Cook during 2019 and 2020, taking into account, among other things, the factors set forth in the Nasdaq listing standards. Based on such reviews, the Compensation Committee concluded that the engagement of FW Cook did not raise any conflict of interest. FW Cook did not provide services to the Company outside of services provided at the request of the Compensation Committee in 2019.

Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Dr. Zeldis, Mr. Schmertzler and Ms. Okey. Mr. Schmertzler chairs our Nominating and Corporate Governance Committee. Ms. Okey joined the Nominating and Corporate Governance Committee, which prior to her joining had two members, in December 2019. Our Nominating and Corporate Governance Committee held one meeting in 2019.
Our Nominating and Corporate Governance Committee's responsibilities include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board the persons to be nominated for election as directors and to each of our Board's committees;

•	reviewing and making recommendations to our Board with respect to our board leadership structure;

•	reviewing and making recommendations to our Board with respect to management succession planning;

•	developing and recommending to our Board corporate governance principles; and

•	overseeing a periodic evaluation of our Board.
Risk Oversight
Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and those described in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our Board is actively involved in oversight of risks that could affect us.
Role of Our Board in Management of Risk
Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management, including our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, on areas of material risk to our Company, including operational, financial, legal and regulatory, and strategic and reputational risks and has direct access to our Chief Compliance Officer, Senior Vice President, Quality and our Senior Vice President, Global Regulatory Affairs. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our Company and the steps we take to manage them. Our Board believes that full and open communication between our management and our Board is essential for effective risk management and oversight.
In addition, our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.
Communicating with our Directors
Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board and the Chair of our Nominating and Corporate Governance Committee, with the assistance of our Chief Legal Officer and Vice President, Corporate Communications, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.
Communications are forwarded to all directors if they relate to important substantive matters. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded or redirected, as appropriate, such as business solicitations, job inquiries or advertisements, mass mailings, new product suggestions, or communications that have no rational relevance to our business or operations. In addition, material that is unduly hostile, threatening or similarly unsuitable will be excluded; however, any communication will be made available to any director upon her or his request.
Stockholders who wish to send communications on any topic to our Board should address such communications to the Board of Directors c/o PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080, Attn: Secretary.
Compensation Committee Interlocks and Insider Participation

Messrs. Schmertzler and Southwell and Dr. Steele served as members of the Compensation Committee during the last completed fiscal year.
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of PTC.
Policies and Procedures for Related Person Transactions
Our Board has adopted a written related person policy, which sets forth our policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our Chief Legal Officer. Our related person policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. Our related person policy also permits the Chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person's interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation or our bylaws.
Our related person policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.

All of the transactions discussed below under the heading "Related Person Transactions" that occurred during 2019 were reviewed and approved by our Audit Committee or, with respect to compensation matters, our Compensation Committee, in each case in accordance with our policy.
Related Person Transactions
Since January 1, 2019, we have engaged in the following transactions in which our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities may have a direct or indirect material interest. We believe that all of these transactions were on terms as favorable to us as could have been obtained from unrelated third parties.
Familial Relationship
Jane (Zheng) Yang Almstead, the wife of Neil Almstead, our Chief Technical Operations Officer, is employed by us as a Senior Manager, Analytical Sciences; Joeli Mansim, the wife of Marcio Souza, who served as our Chief Operating Officer until his recent resignation, is employed by us as General Manager, SAM; and Ellen Welch, Ph.D., the wife of Stuart W. Peltz, our Chief Executive Officer, is employed by us as Senior Vice President, Research & Translational Medicine. For their services to the Company during fiscal 2019, these employees received compensation of $205,399 to $1,291,510, comprised of base salary and non-equity incentive compensation (paid in fiscal 2020 based on 2019 performance), equity awards in the form of stock options and restricted stock units (based on the grant-date fair value), vested stock appreciation rights, company 401(k) matching contributions, bonus awards, with respect to Ms. Almstead, a bonus paid under our employment anniversary program, and with respect to Ms. Mansim and Ms.Welch, amounts paid under an employee-wide travel incentive program. These amounts reflect the full grant-date fair value of equity compensation awarded in 2019 (computed in accordance with the provisions of ASC 718), and do not represent the actual value realized by the employee during the year. Each of these individuals participated in our benefit programs generally available to U.S. employees during 2019. Neither Dr. Peltz, Dr. Almstead nor Mr. Souza participate in the compensation decisions regarding their family members, and we believe that the compensation paid to Ms. Almstead, Ms. Mansim and Dr. Welch is fair and commensurate with what their compensation would be if they had no relationship to an executive officer of the Company.
During 2019, our IT, human resources and finance departments each engaged RSM US LLP, a provider of audit, tax and consulting services, for IT and tax services and audit services with respect to our 401(k) plan for aggregate fees of approximately $334,885. Dr. Peltz's brother is a principal in a different business unit at RSM, and we have been advised that he does not receive a direct economic benefit from these service agreements. We have, and anticipate that we will continue to, engage RSM for these types of services during 2020. We believe that the fees paid are fair and have been unaffected by this relationship.
BioElectron Acquisition
As previously disclosed, on October 25, 2019 we completed the acquisition, or the Acquisition, of substantially all of the assets of BioElectron Technology Corporation, or BioElectron, pursuant to an Asset Purchase Agreement by and between us and BioElectron, dated October 1, 2019, or the Asset Purchase Agreement.
Upon the closing of the Acquisition, we paid to BioElectron total upfront consideration of $10.0 million, funded with cash on hand, less (i) transaction expenses incurred by BioElectron, (ii) the amount of outstanding indebtedness of BioElectron and (iii) $1.5 million to be held in an escrow account to secure potential indemnification obligations owed to us. Subject to the terms and conditions of the Asset Purchase Agreement, BioElectron may become entitled to receive contingent milestone payments of up to $200.0 million (in cash or in shares of the our common stock, as determined by us) from us based on the achievement of certain regulatory and net sales milestones. Subject to the terms and conditions of the Asset Purchase Agreement, BioElectron may also become entitled to receive contingent payments of a low single digit percentage of net sales of certain products.
In April 2020, Matthew B. Klein was named our Chief Development Officer. At the time of the Acquisition, Dr. Klein was the Chief Executive Officer of BioElectron, and was, and remains as of the date of this proxy statement, a director and shareholder of BioElectron, owning approximately six percent of its outstanding shares. As a shareholder of BioElectron, Dr. Klein is entitled to receive a portion of any payments made to BioElectron pursuant to the Asset Purchase Agreement. Dr. Klein was not a related party at the time of the Acquisition.
Indemnification Agreements
Our restated certificate of incorporation, or certificate of incorporation, provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors and/or executive officers.

PRINCIPAL STOCKHOLDERS
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 17, 2020, except as otherwise indicated in the table below, by each of our directors and director nominees; each of our named executive officers; all of our directors, director nominees and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
The column entitled "Percentage of shares beneficially owned" is based on a total of 62,792,221 shares of our common stock outstanding as of April 17, 2020.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 17, 2020 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.
Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of PTC Therapeutics Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

Name of Beneficial Owner	Shares beneficially owned	Percentage of shares beneficially owned
Named executive officers, directors and director nominees
Stuart W. Peltz, Ph.D.(1)	1,520,919	2.4%
Emily Hill (2)	43,650	*
Christine Utter(3)	53,278	*
Neil Almstead, Ph.D.(4)	276,160	*
Mark Boulding(5)	231,173	*
Marcio Souza(6)	153,365	*
Allan Jacobson, Ph.D.(7)	142,081	*
Stephanie S. Okey, M.S.(8)	22,167	*
Emma Reeve(9)	22,167	*
Michael Schmertzler(10)	1,631,912	2.6%
David P. Southwell(11)	89,220	*
Glenn D. Steele, Jr., M.D., Ph.D.(12)	72,000	*
Dawn Svoronos(13)	85,000	*
Jerome B. Zeldis, M.D., Ph.D.(14)	84,000	*
All executive officers and directors as a group (16 persons)(15)	4,577,307	7.0%
5% stockholders
Franklin Resources, Inc.(16)	5,470,308	8.7%
The Vanguard Group(17)	5,441,640	8.7%
BlackRock Inc.(18)	4,914,593	7.8%
T. Rowe Price Associates, Inc.(19)	4,037,987	6.4%
RTW Investments, LP(20)	3,832,480	6.1%
_______________________________________________________________________________

*	Less than one percent.

(1)
Consists of (a) 1,437,368 shares of common stock underlying options held by Dr. Peltz that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; (b) 5,400 shares of restricted common stock held by Dr. Peltz; (c) 17,685 shares of common stock held directly by Dr. Peltz; (d) 49,429 shares of common stock underlying options held by Dr. Peltz's spouse that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; (e) 6,090 shares of restricted common stock held by Dr. Peltz's spouse; and (f) 11,037 shares of common stock held by Dr. Peltz's spouse. Dr. Peltz disclaims beneficial ownership of the shares held by his spouse. As of April 17, 2020, Dr. Peltz held an aggregate of 1,978,181 vested and unvested stock options to purchase an equal number of shares of our common stock.

(2)	Consists of (a) 41,069 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; and (b) 2,581 shares of common stock.

(3)	Consists of (a) 49,029 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; and (b) 4,249 shares of common stock.

(4)
Consists of (a) 255,400 shares of common stock underlying options held by Dr. Almstead that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; (b) 1,500 shares of restricted common stock held by Dr. Almstead; (c) 15,389 shares of common stock held directly by Dr. Almstead; (d) 3,374 shares of common stock underlying options held by Dr. Almstead's spouse that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; and (e) 497 shares of common stock held by Dr. Almstead's spouse. Dr. Almstead disclaims beneficial ownership of the shares held by his spouse.

(5)
Consists of (a) 201,649 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; (b) 2,250 shares of restricted common stock; and (c) 27,274 shares of common stock.

(6)
Consists of (a) 108,505 shares of common stock underlying options held by Mr. Souza that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; (b) 1,000 shares of restricted common stock held by Mr. Souza; (c) 36,497 shares of common stock held directly by Mr. Souza; (d) 4,273 shares of common stock underlying options held by Mr. Souza's spouse that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; and (e) 3,090 shares of common stock held by Mr. Souza's spouse. Mr. Souza disclaims beneficial ownership of the shares held by his spouse. On March 11, 2020, Mr. Souza notified us of his resignation, which was effective as of April 25, 2020. Mr. Souza's options ceased to vest upon his termination of services with the Company. Mr. Souza will have a period of three months after such termination in which he will be able to exercise any vested options pursuant to our standard grant agreements.

(7)
Consists of (a) 135,233 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; and (b) 6,848 shares of common stock.

(8)	Consists of 22,167 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date.

(9)	Consists of 22,167 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date.

(10)
Consists of (a) 1,386,594 shares of common stock held by Section Six Partners, L.P., of which Mr. Schmertzler is a general partner and limited partner; (b) 148,552 shares of common stock underlying options held by Mr. Schmertzler that are exercisable as of April 17, 2020 or will become exercisable within 60 days after such date; and (c) 96,766 shares of common stock held directly by Mr. Schmertzler. Mr. Schmertzler disclaims beneficial ownership of the shares held by Section Six Partners, L.P., except to the extent of his pecuniary interest therein.

(11)	Consists of 89,220 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date.

(12)	Consists of 72,000 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date.

(13)
Consists of (a) 60,000 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date; and (b) 25,000 shares of common stock.

(14)	Consists of 84,000 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days of such date.

(15)
Consists of (a) 2,914,599 shares of common stock underlying options that are exercisable as of April 17, 2020 or will become exercisable within 60 days after such date; (b) 25,130 shares of restricted common stock; and (c) 1,643,668 shares of common stock. Such amounts include 131,164 shares of common stock underlying options,

8,890 shares of restricted common stock and 10,161 shares of common stock held by executive officers not listed in the table above.

(16)
The address for Franklin Resources, Inc., or Franklin, is One Franklin Parkway, San Mateo, CA 94403. As of December 31, 2019, consists of 5,470,308 shares of common stock held by Franklin and its affiliates. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Franklin that are contained in a Schedule 13G/A filed with the SEC on February 5, 2020.

(17)
The address for The Vanguard Group, or Vanguard, is 100 Vanguard Blvd., Malvern, PA 19355. As of December 31, 2019, consists of 5,441,640 shares of common stock held by Vanguard and its affiliates. Sole voting power is held for 127,168 shares, shared voting power is held for 8,033 shares, sole dispositive power is held for 5,313,973 shares and shared dispositive power is held for 127,667 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Vanguard that are contained in a Schedule 13G/A filed with the SEC on February 12, 2020.

(18)
The address for BlackRock, Inc., or BlackRock, is 55 East 52nd Street, New York, NY 10055. As of December 31, 2019, consists of 4,914,593 shares of common stock held by BlackRock and its affiliates, of which BlackRock has sole voting power over 4,804,251 shares and sole dispositive power over 4,914,593 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by BlackRock that are contained in a Schedule 13G/A filed with the SEC on February 10, 2020.

(19)
The address for T. Rowe Price Associates, Inc., or T. Rowe Price, is 100 E. Pratt Street, Baltimore, MD 21202. As of December 31, 2019, consists of 4,037,987 shares of common stock held by T. Rowe Price and its affiliates. Sole voting power is held for 608,330 shares and sole dispositive power is held for 4,037,987 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by T. Rowe Price that are contained in a Schedule 13G/A filed with the SEC on February 14, 2020.

(20)
The address for RTW Investments, LP, or RTW, is 412 West 15th Street, Floor 9, New York, New York 10011. As of December 31, 2019, consists of 3,832,480 shares of common stock held by RTW and its affiliates. Shared voting power is held for 3,832,480 shares and shared dispositive power is held for 3,832,480 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Vanguard that are contained in a Schedule 13G filed with the SEC on February 14, 2020.

PROPOSAL 1: ELECTION OF DIRECTORS
Information Regarding Directors and Director Nominees
Board Composition
We currently have a classified board of directors consisting of three classes: Class I, Class II, and Class III. The terms of service of the three classes are staggered so that the term of one class expires each year. At each annual meeting of stockholders, directors are elected for a full term of three years to continue in office or to succeed those directors whose terms are expiring. Our directors hold office until their successors have been elected and qualified, or until the earlier of their resignation or removal.
Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our Board; that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes entitled to be cast in an annual election of directors; and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office. Our Board is authorized to have ten directors and currently consists of nine directors, three Class I directors, three Class II directors, and three Class III directors with Class III having one vacancy.
There are no family relationships between or among any of our executive officers, directors or director nominees. The principal occupation and employment during the past five years of each of our directors and director nominees was carried on, in each case except as specifically identified below, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or director nominees and any other person or persons pursuant to which he was or is to be selected as a director or director nominee.
Director Nominees
At the Annual Meeting, stockholders will be asked to consider the election of Stephanie S. Okey, M.S., Stuart W. Peltz, Ph.D. and Jerome B. Zeldis, M.D., Ph.D. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Ms. Okey, Dr. Peltz and Dr. Zeldis for election at the Annual Meeting as Class I directors, each to serve until 2023.
Each of Ms. Okey, Dr. Peltz and Dr. Zeldis, our director nominees, has indicated his or her willingness to serve on our Board, if elected. If any director nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute director nominee designated by our Board. We do not contemplate that any of our director nominees will be unable to serve if elected.
Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the election of each of the director nominees identified above to a three-year term ending in 2023, each such director nominee to hold office until his or her successor has been duly elected and qualified.
A plurality of the voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Our Board Recommends that You Vote "FOR" the Election of Stephanie S. Okey, M.S., Stuart W. Peltz, Ph.D. and Jerome B. Zeldis, M.D., Ph.D
Biographical Information
The following table and biographical descriptions provide information as of April 17, 2020 relating to each director nominee and each director continuing in office, including age and period of service as a director of our Company; committee memberships; business experience during the past five years, including directorships at other public companies; community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude that such director should serve as a director of PTC.

Class I Director nominees to be elected at the Annual Meeting (current terms expiring in 2020)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Stephanie S. Okey, M.S. Nominating and Corporate Governance Committee	60
Ms. Okey has served as a member of our Board since 2018. For over 25 years, from 1987 until 2015, Ms. Okey served in various positions of increasing responsibility in the biopharmaceutical industry, first at Genentech, Inc., followed by 19 years at Genyzme, a Sanofi company, or Genzyme. Ms. Okey’s management experience during her tenure at Genyzme included serving as Senior Vice President, Head of North America, Rare Diseases, and U.S. General Manager, Rare Diseases from August 2012 to July 2015 and as Vice President and General Manager, U.S. Genetic Diseases Business Unit from September 2011 to August 2012. Ms. Okey retired from Genzyme in July 2015. Since June 2018, Ms. Okey has served as a member of the board of directors of Albireo Pharma, Inc., a Nasdaq-listed biopharmaceutical company, and since July 2019, she has served as a member of the board of directors of Crinetics Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company. In addition, she previously served as a member of the board of directors of the California Life Sciences Association from October 2014 to January 2016. Ms. Okey received a B.S. degree in Zoology from The Ohio State University and a M.S. degree in Immunology and Medical Microbiology from Wright State University. We believe that Ms. Okey is qualified to serve on the Board because of her executive leadership experience and her extensive experience in the commercialization of orphan disease products.

Stuart W. Peltz, Ph.D. Chief Executive Officer and Director	60
Dr. Peltz is a co-founder of PTC Therapeutics, Inc., and has served as our Chief Executive Officer and a member of our Board since our inception in 1998. He also serves as a director of PTC Therapeutics International Limited, our international headquarters and indirect wholly-owned subsidiary, and as a director of one of our international subsidiary boards. Dr. Peltz is a recognized scientific leader in RNA biology in the area of post-transcriptional control processes involving mRNA turnover and translation, with more than 30 years of research and over 100 publications in this area. Prior to founding PTC, Dr. Peltz was a Professor in the Department of Molecular Genetics & Microbiology at the Robert Wood Johnson Medical School, Rutgers University. Dr. Peltz serves as a board member of the BioNJ Board of Trustees and previously served as its Chairman from 2014 to 2016. Dr. Peltz has received a number of business and scientific awards, including election as a Fellow of the American Academy for the Advancement of Science in 2010, recipient of the Dr. Sol J. Barer Award for Vision Innovation and Leadership in 2014 and recognition as PharmaVoice's 100 Most Inspiring People in 2009. He has served as a member of the board of directors for the Biotechnology Industry Organization (BIO) and on BIO's Emerging Companies Section Governing Board. Dr. Peltz received a Ph.D. from the McArdle Laboratory for Cancer Research at the University of Wisconsin. We believe that Dr. Peltz is qualified to serve on our Board because of his extensive executive leadership experience, many years of service as one of our directors and our Chief Executive Officer and extensive knowledge of our Company and industry.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Jerome B. Zeldis, M.D., Ph.D. Nominating and Corporate Governance Committee	70
Dr. Zeldis has served as a member of our Board since September 2012. Dr. Zeldis currently serves as the Chief Medical Officer of Sorrento Therapeutics, Inc., a public clinical-stage biopharmaceutical company. From August 2017 through September 2018, Dr. Zeldis served as the Chief Medical Officer of Celularity, Inc., a biotechnology company. Prior to joining Sorrento in August 2016, Dr. Zeldis served as Chief Executive Officer of Celgene Global Health and the Chief Medical Officer of Celgene Corporation, a public biopharmaceutical company, where he had been employed since 1997. He previously served as Celgene's Senior Vice President of Clinical Research and Medical Affairs. Previously, Dr. Zeldis served as Assistant Professor of Medicine at Harvard Medical School, Associate Professor of Medicine at University of California, Davis, Clinical Associate Professor of Medicine at Cornell Medical School, and Professor of Clinical Medicine at the Robert Wood Johnson Medical School. Dr. Zeldis received an A.B. and M.S. from Brown University and a M.Phil., M.D. and Ph.D. in Molecular Biophysics and Biochemistry (immunochemistry) from Yale University. Dr. Zeldis serves on the board of directors of several public companies, including, since 2011, Soligenix, Inc., a biopharmaceutical company listed on Nasdaq in December 2016; and, since 2019, BioSig Technologies, Inc., a diagnostic company listed on the Nasdaq, and has previously served on the board of directors of several public companies including; Alliqua BioMedical, Inc., a Nasdaq-listed biomedical company, from 2011 to 2017; MetaStat, Inc., a medical device company traded on the OTCQB, from 2016 to 2019; and Kalytera Therapeutics, Inc., a pharmaceutical company traded on the TSXV, from 2015 to 2017. We believe that Dr. Zeldis is qualified to serve on our Board because of his executive leadership experience, his knowledge of the biopharmaceutical industry, his extensive role in drug development and clinical studies as well as his directorships in other life science companies.

Class II Directors (terms expiring in 2021)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Emma Reeve Audit Committee	59
Ms. Reeve has served as a member of our Board since 2018. Ms. Reeve has served as the senior vice president and chief financial officer of Constellation Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, since October 2017 and as its treasurer since December 2017 and was its secretary between December 2017 and September 2018. Ms. Reeve served as the corporate controller of PAREXEL International, a life sciences consulting firm and contract research organization, from September 2014 to October 2017 and as interim chief financial officer and corporate controller of PAREXEL from July 2016 to May 2017. Previously, Ms. Reeve served as head of finance and administration at Novartis Pharma Schweiz, a pharmaceutical company, from May 2012 to August 2014 and as vice president, global head business planning and analysis for Novartis Vaccines and Diagnostics, a division of Novartis, from January 2008 to April 2012. Prior to that, she served as the chief financial officer of Inotek Pharmaceuticals, Inc., and of Aton Pharma, Inc., and in operational and finance roles at Merck Research Laboratories and Bristol-Myers Squibb Company. Ms. Reeve received a B.Sc. degree in computer science from Imperial College, University of London and is an associate of the Institute of Chartered Accountants in England & Wales. We believe that Ms. Reeve is qualified to serve on the Board because of her extensive executive leadership experience, including her experience as chief financial officer and within the finance department for various companies in our industry.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Michael Schmertzler Chair of the Board Compensation Committee Nominating and Corporate Governance Committee	68
Mr. Schmertzler has served as a member of our Board since 2001 and as Chair of our Board since 2004. From 2001 to 2015, Mr. Schmertzler served as a Managing Director of Aries Advisors, LLC, the sub-advisor to Credit Suisse First Boston Equity Partners, L.P., a private equity fund, and the Chair of the investment committee of Credit Suisse First Boston Equity Partners, L.P. From 1997 to 2001, Mr. Schmertzler was Co-Head of United States and Canadian Private Equity at Credit Suisse First Boston, an investment banking firm. Prior to 1997, Mr. Schmertzler held various management positions with Morgan Stanley and its affiliates, including President of Morgan Stanley Leveraged Capital Funds and head of Morgan Stanley's biotechnology pharmaceuticals group, and was Managing Director and Chief Financial Officer of Lehman Brothers Kuhn Loeb and Head of International Sales and Trading and Investment Banking at its successor, Lehman Brothers, both investment banking firms. Mr. Schmertzler is currently a director of Lehman Commercial Paper Incorporated, a liquidating post-bankruptcy subsidiary of Lehman Brothers Holdings, Incorporated. Mr. Schmertzler previously served as a director of Cytokinetics, Inc., and Idenix Pharmaceuticals, Inc., both of which are public biopharmaceutical companies. Mr. Schmertzler served as a director of our UK subsidiary until February 2016. Since 2008, he has been an Adjunct Professor and Lecturer at Yale University. Mr. Schmertzler received a B.A. from Yale College in Molecular Biophysics and Biochemistry, History and City Planning and an M.B.A. from the Harvard Business School. We believe that Mr. Schmertzler is qualified to serve on our Board due to his extensive experience as an investment banking and financial professional, his extensive personal knowledge of our industry and his many years of service as one of our directors.

Glenn D. Steele Jr., M.D., Ph.D. Compensation Committee	75
Dr. Steele has served as a member of our Board since 2015. Dr. Steele has served as the Chairman of xG Health Solutions, a health care redesign and optimization company affiliated with Geisinger Health System, from 2013 to 2018. From 2001 until 2015, Dr. Steele served as President and Chief Executive Officer of Geisinger Health System, an integrated health services organization in central and northeastern Pennsylvania. Dr. Steele previously served as the dean of the Biological Sciences Division and the Pritzker School of Medicine and vice president for medical affairs at the University of Chicago, as well as the Richard T. Crane Professor in the Department of Surgery. Prior to that, he was the William V. McDermott Professor of Surgery at Harvard Medical School, president and chief executive officer of Deaconess Professional Practice Group, Boston, MA, and chairman of the department of surgery at New England Deaconess Hospital (Boston, MA). Dr. Steele serves on the board of directors of Wellcare Health Plans Inc., a NYSE-listed managed care company, and served as a director of CEPHEID, a Nasdaq-listed molecular diagnostics company, from 2011 to 2016 as well as Weis Markets Inc., a NYSE-listed supermarket chain, from 2009 to 2015. We believe that Dr. Steele is qualified to serve on our Board because of his leadership and business experience, extensive experience in the health care industry, and his service on the boards of directors of other public companies.

Class III Directors (terms expiring in 2022)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Allan Jacobson, Ph.D. Director	74
Dr. Jacobson is a co-founder of PTC Therapeutics, Inc., and has served as a member of our Board since our inception in 1998, and previously served as Chairman of our Board from 1998 to 2004. Since 2000, Dr. Jacobson has served as Chairman of our scientific advisory board. Since 1994, Dr. Jacobson has been the Chairman of the Department of Microbiology and Physiological Systems at the University of Massachusetts Medical School. In 1982, Dr. Jacobson co-founded Applied bioTechnology, Inc., a biotechnology company, and served as its chairman until its sale in 1991. From 1987 to 1990, Dr. Jacobson served as special limited partner at Euclid Partners, a venture capital firm. Dr. Jacobson received a Ph.D. from Brandeis University in 1971, has authored over 100 publications in the field of post-transcriptional control processes and is an elected member of the American Academy of Microbiology and the American Academy of Arts and Sciences. We believe that Dr. Jacobson is qualified to serve on our Board because of his service as one of our directors since our inception, his knowledge of our Company and his extensive experience as a founder and leader of new businesses in the life science industry.

David P. Southwell Audit Committee Compensation Committee	59
Mr. Southwell has served as a member of our Board since 2005. He is currently the Chief Executive Officer, and a member of the board of directors, of TScan Therapeutics, Inc., a privately-held biotechnology company at which he has held this position since October 2018. Previously Mr. Southwell served as President and Chief Executive Officer of Inotek Pharmaceuticals, Inc., a biotechnology company from 2014 until its merger with Rocket pharmaceuticals Inc. in 2018. From March 2010 to September 2012, Mr. Southwell served as the Executive Vice President and Chief Financial Officer, and from 2008 to 2010 served as a member of the board of directors, of Human Genome Sciences, Inc., a biopharmaceutical company. Prior to joining Human Genome Sciences, he served as Executive Vice President and Chief Financial Officer of Sepracor, Inc., a research-based pharmaceutical company, from June 1994 to March 2008, and as Sepracor's Senior Vice President and Chief Financial Officer, from 1994 to 1995. From August 1988 until 1994, Mr. Southwell was associated with Lehman Brothers Inc., a securities firm, in various positions within the investment banking division. In addition to TScan, Mr. Southwell currently serves on the board of Rocket Pharmaceuticals, a Nasdaq-listed biotechnology company. From 2018 to 2019, Mr. Southwell served on the board of directors of Spero Therapeutics, Inc., a Nasdaq-listed biotechnology company. During 2016, Mr. Southwell served as a director of inVentive Health, Inc., a contract research organization prior to its recapitalization in late 2016. From 2007 to 2016, Mr. Southwell served on the board of directors of THL Credit, Inc., a Nasdaq-listed business development company under the Investment Company Act of 1940. Mr. Southwell received a B.A. from Rice University and an M.B.A. from the Tuck School of Business at Dartmouth College, where he currently serves as a member of the Board of Advisors. We believe that Mr. Southwell is qualified to serve on our Board because of his extensive executive leadership experience and knowledge of our industry.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Dawn Svoronos Audit Committee	66
Ms. Svoronos has served as a member of our Board since 2016. Ms. Svoronos has more than 30 years of experience in the pharmaceutical industry, including extensive commercial work with the multinational pharmaceutical company Merck & Co. Inc., where she held roles of increasing seniority over 23 years of service. Prior to her retirement from Merck in 2011, Ms. Svoronos most recently served as President of Merck in Europe/Canada from 2009 to 2011, President of Merck in Canada from 2006 to 2009, and Vice-President of Merck for Asia Pacific from 2005 to 2006. Ms. Svoronos has served on the board of directors of Xenon Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, since 2016, on the board of directors of Global Blood Therapeutics, a Nasdaq-listed biopharmaceutical company, since 2018, and on the board of directors of Theratechnologies, Inc., a Nasdaq-listed specialty pharmaceutical company that trades on the Toronto Stock Exchange, since 2013. Previously, Ms. Svoronos served on the board of directors of Medivation, Inc., a Nasdaq-listed biopharmaceutical company, from 2013 until its acquisition in 2016, and Endocyte Inc., a Nasdaq-listed biopharmaceutical company, from May 2018 until its acquisition in December 2018. Ms. Svoronos is also a member of the board of directors of AgNovos Healthcare Company, a privately held organization. We believe that Ms. Svoronos is qualified to serve on our Board because of her extensive experience in commercialization of pharmaceutical products, including her substantial ex-U.S. commercialization expertise as well as her leadership experience and her service on the boards of directors of other public companies.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 31, 2020. This appointment is being presented to the stockholders for ratification at the Annual Meeting.
Ernst & Young LLP has served as our auditor consecutively since 2010, and has served as our independent registered public accounting firm beginning in connection with our initial public offering in 2013. Ernst & Young LLP has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm's behalf if they so desire. The representatives also will be available to respond to appropriate questions.
Our Audit Committee is solely responsible for selecting our independent registered public accounting firm for 2020. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes that it is appropriate as a matter of good corporate governance to request that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.
If the stockholders do not ratify the appointment, our Audit Committee will investigate the reasons for stockholder rejection and may reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 and may appoint another independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.
A majority of the voting power of the shares of common stock cast on this matter is required to approve this proposal. Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the ratification of Ernst & Young LLP.
Our Board Recommends that You Vote "FOR" the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020.
Fees Paid to Independent Registered Public Accounting Firm
The following table sets forth the fees incurred for services performed by Ernst & Young LLP during fiscal years 2019 and 2018:

Nature of Service	2019	2018
Audit Fees(1)	$2,376,055	$1,914,325
Audit Related Fees	$—	$—
Tax Fees(2)	$239,584	$271,776
All Other Fees(3)	$5,000	$183,600
Total:	$2,620,639	$2,369,701
_______________________________________________________________________________

(1)
"Audit Fees" represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements, accounting consultations, and other services that are normally provided by the independent registered public accounting firm in connection with other statutory or regulatory requirements including, services rendered relating to our registration statement filings with the SEC and public offerings of our common stock and services rendered in connection with the audit of the Company's internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

(2)	"Tax Fees" is primarily for services rendered in connection with international tax matters, including services rendered for tax compliance and tax advice.

(3)
This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2019 are related to licensed accounting research software. The service for fees in 2018 are related to cyber security assessments and licensed accounting research software.

Our Audit Committee determined that the provision of the non-audit services by Ernst & Young LLP described above is compatible with maintaining Ernst & Young LLP's independence.

Audit Committee Pre-Approval Policy and Procedures
Our Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. Our Audit Committee has delegated to the Chair of our Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Ernst & Young LLP and associated fees, provided that the Chair of our Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting. All services provided by Ernst & Young LLP during 2019 and 2018 were pre-approved by the Audit Committee.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements of PTC Therapeutics, Inc. for the fiscal year ended December 31, 2019 with management.
The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526 regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and has discussed Ernst & Young LLP's independence from us with Ernst & Young LLP.
Based on the review and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements as of and for the year ended December 31, 2019 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

By the Audit Committee of the Board of Directors of PTC Therapeutics, Inc.

Emma Reeve, Chair David P. Southwell Dawn Svoronos

EXECUTIVE OFFICERS
The following table and biographical descriptions provide information as of April 17, 2020 relating to each of our executive officers, other than Dr. Peltz, who also serves as a director of the Company. Dr. Peltz's biographical information is presented above in this proxy statement under the heading "Proposal 1: Election of Directors—Biographical Information."

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Neil Almstead, Ph.D. Chief Technical Operations Officer	53
Dr. Almstead has served as our Chief Technical Operations Officer since December 2018. Dr. Almstead has been employed with PTC since 2000. He served as our Executive Vice President, Research, Pharmaceutical Operations and Technology from January 2015 to December 2018, Senior Vice President, Research and CMC from July 2008 to December 2014 and Senior Vice President, Chemistry and CMC from January 2007 to June 2008. Prior to joining PTC, Dr. Almstead served as Project Manager at Procter & Gamble Company, a publicly traded consumer products company. Dr. Almstead has co-authored more than 75 publications and patents pertaining to the design and synthesis of lead candidate compounds for genetic disorders, oncology and inflammatory diseases. Dr. Almstead received a B.S. from Clarkson University and a Ph.D. in Organic Chemistry from the University of Illinois at Urbana-Champaign.

Mark E. Boulding Executive Vice President and Chief Legal Officer	59
Mr. Boulding has served as our Executive Vice President and Chief Legal Officer since March 2012, and previously served as our Senior Vice President and General Counsel from April 2002 to February 2012 and our Corporate Secretary from 2002 to 2017. He also serves as a director of one and as co-secretary of two subsidiaries of PTC. Prior to joining us, Mr. Boulding served as General Counsel, Executive Vice President and Secretary of MedicaLogic/Medscape, Inc., a provider of digital health records software and healthcare information, from May 2000 to April 2002. From June 1999 to May 2000, Mr. Boulding served as the General Counsel, Vice President and Secretary of Medscape, Inc., a provider of online health information and education. Mr. Boulding previously was a partner in two Washington, D.C.-based law firms. Mr. Boulding received a J.D. from the University of Michigan and a B.A. from Yale College.

Emily Hill Chief Financial Officer	40
Ms. Hill has served as our Chief Financial Officer since June 2019. Ms. Hill joined the Company in November 2013 as Executive Director, Investor Relations, became Vice President Investor Relations in January 2018 and Senior Vice President, Head of Investor Relations in January 2019. She also serves as a director of a subsidiary of PTC. Prior to joining the Company, Ms. Hill was Director of Investor Relations at Warner Chilcott from 2011 to 2012. From 2008 to 2010, Ms. Hill was Senior Manager of Investor Relations at Genzyme Corporation. From 2007 to 2008, Ms. Hill was a Biotech Equity Research Associate at Summer Street Partners. Ms. Hill has a BA from Hamilton College, an MS in pharmacology from Tufts University School of Biomedical Research and received her MBA from Fordham University.

Matthew B. Klein Chief Development Officer	48
Dr. Klein has been our Chief Development Officer since April 2020. Dr. Klein joined the Company in October 2019 as Global Head Gene and Mitochondrial Therapies and became Global Head Clinical Development in March 2020. Prior to joining the Company, Dr. Klein was Chief Executive Officer of BioElectron Technology Corporation (“BioElectron”) from 2018 to 2019, and has served as a board member since 2018. Dr. Klein served as the Chief Medical Officer of BioElectron from 2013 to 2019 and was Senior Vice President, Clinical Science at BioElectron from 2012 to 2013. Dr. Klein has a BA from the University of Pennsylvania, an MD from Yale University School of Medicine and an MS in epidemiology from the University of Washington School of Public Health.

Eric Pauwels Chief Business Officer	59
Mr. Pauwels has served as our Chief Business Officer since April 2020. Mr. Pauwels has 34 years of healthcare experience in biopharmaceuticals and medical devices. Mr. Pauwels joined the Company in March 2015 as Senior Vice President and General Manager of the Americas. He also serves as a director of a subsidiary of PTC. From September 2011 until March 2015, Mr. Pauwels was the Chief Commercial Officer and President of International for NPS Pharmaceuticals, a publicly traded biopharmaceutical company that was acquired by Shire plc. In 2011, Mr. Pauwels was the Chief Marketing Officer of Accuray Inc. From 2005 to 2010 Mr. Pauwels served as the first Chief Commercial Officer for the Shire Rare Disease Business. Mr. Pauwels earned his B.S. from California State Polytechnic University in Pomona, California.

Christine Utter Senior Vice President, Finance and Chief Accounting Officer	42
Ms. Utter has served as our Senior Vice President, Finance and Chief Accounting Officer since June 2019. Ms. Utter joined the Company in 2010 as the Assistant Controller, became Senior Vice President, Finance, in January 2017 and Principal Financial Officer in June 2017 and served in such capacity until June 2019. From 2005 until 2009, Ms. Utter was the Assistant Corporate Controller of Barrier Therapeutics. Prior to 2005, Ms. Utter held positions as a financial analyst at Engelhard Corporation and as an auditor at both Ernst & Young LLP and Arthur Andersen. Ms. Utter holds a B.S. in accounting from The College of New Jersey and is a certified public accountant.

Marcio Souza Chief Operating Officer
On March 11, 2020, Mr. Souza notified us of his resignation, which was effective as of April 25, 2020.
Mr. Souza served as our Chief Operating Officer from June 2017 to April 25, 2020. Mr. Souza joined the Company in July 2014 as Vice President of Global Marketing and became Senior Vice President, Head of Global Product Strategy, in June 2016. From October 2012 until July 2014, he was the Executive Director of Marketing for NPS Pharmaceuticals. From 2007 until 2012, he worked for Shire HGT in various positions of increasing responsibilities in Latin America, U.S., and Switzerland, most recently as Senior Director, Global Commercial. Mr. Souza has also served as a board member of ClearPoint Neuro, Inc. since 2019. Mr. Souza holds a graduate degree in pharmacy and biochemistry from University of Sao Paulo and has received his MBA from Fundacao Dom Cabral in Brazil.

There are no family relationships between or among any of our executive officers or directors. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

EXECUTIVE COMPENSATION
This section describes the material elements of compensation awarded to, earned by or paid to our named executive officers, who, for fiscal year 2019, are:

•	Stuart W. Peltz, Ph.D., Chief Executive Officer;

•	Emily Hill, Chief Financial Officer

•	Neil Almstead, Ph.D., Chief Technical Operations Officer;

•	Mark E. Boulding, Executive Vice President and Chief Legal Officer; and

•	Marcio Souza, Chief Operating Officer.
In addition, our named executive officers for fiscal year 2019 include Christine Utter, who was our Principal Financial Officer until May 31, 2019. As previously disclosed on March 16, 2020, Mr. Souza has resigned from the Company. His resignation was effective as of April 25, 2020.
Additionally, this section discusses the principles underlying our decisions with respect to the compensation of our named executive officers and the most important factors relevant to an analysis of these decisions, as well as qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, and is intended to provide context for the data presented in the tables and narrative that follow.
Compensation Discussion and Analysis
Executive Summary
Our executive compensation program is intended to be competitive with our peers and to motivate our executive team to achieve our short-term and long-term strategy for creating stockholder value. Our executive compensation program consists of three primary elements: base salary, annual cash incentive and annual equity award.
In 2019, we set the target total cash compensation opportunity, which is the sum of salary and target bonus, below our 2018 peer group median for our Chief Executive Officer. The total target direct compensation opportunity for our Chief Executive Officer, which is the sum of target cash and the fair value of stock options awarded in January 2019, was higher than the total target direct compensation opportunity for our Chief Executive Officer in 2018. This was primarily due to two factors. First, our annual equity grants made in January 2019 to our Chief Executive Officer and other named executive officers were granted when the price of our common stock was 83% higher than the price of our common stock in January 2018 at the time the annual equity grants were made, which followed total shareholder return, or TSR, of 106% during 2018 (which was itself followed by a year of 40% TSR in 2019). Second, in January 2019, we awarded larger annual equity awards to our named executive officers than in January 2018 because we felt that corporate accomplishments during 2018 were outstanding. The 2018 accomplishments included 36.2% year-over-year revenue growth ($194.4 million in 2017 to $264.7 million in 2018). For a discussion of how we determine our peer groups, see "Peer Group Composition" on page 30.
2019 Say on Pay Vote
Pursuant to Section 14A of the Exchange Act, at our 2019 annual meeting of stockholders, our stockholders voted, in an advisory manner, on a proposal to approve our named executive officers’ compensation, which is commonly referred to as the “say-on-pay” vote.
The 2019 say-on-pay vote was approved by our stockholders, with approximately 98.8% of the votes cast in favor of the overall compensation of our named executive officers, including related compensation philosophy, policies and practices. We were pleased with the continued strong support from our stockholders, which we believe resulted from changes we made to our executive compensation program over the past several years, and we will continue to evaluate our executive compensation program going forward.
Executive Compensation Objectives and Philosophy
Our compensation policies and programs are intended to:

•	drive the achievement of key corporate milestones and the execution of our long-term growth strategy by placing a significant portion of named executive officer compensation "at risk",

•	attract and retain well-qualified executive management, and

•	align the interests of our executive officers and long-term stockholders.

"At-risk" compensation drives executive focus on achievement of our short- and long-term goals. Under our executive compensation program, a significant majority (90.9% and 82.1%, respectively) of our Chief Executive Officer's and other named executive officers' (for those who were named executive officers for the full year) primary compensation elements in 2019 (comprised of base salary, annual cash incentive at target, and the grant date fair market value of the annual equity award) were variable based on our annual performance against pre-established goals or our stock price, as shown below:
Primary compensation elements in 2019
(base salary, annual cash incentive at target, and annual equity award)

9.4%
Annual Incentive
9.1%
Base Salary
CEO 2019
81.6%
Annual Equity Award

10.1%
Annual Incentive
17.9%
Base Salary
NEO* Average 2019
72.0%
Annual Equity Award

* Average for all named executive officers who were named executive officers for the full year, other than the Chief Executive Officer

The variable portion of our compensation program was higher in 2019 than in 2018, while the portion of total compensation represented by base salary compensation was lower in 2019 compared to 2018. This reflects our desire to keep base salary levels in a median range of our then peer group year over year, and a focus of granting our named executive officers equity grants and non-equity incentive compensation that are contingent upon achieving corporate goals and increasing shareholder value, which we believe helps to align named executive officers' interests with the interests of our stockholders. Further, the equity grant awarded in January 2019 to named executive officers who were named executive officers at the time consisted entirely of options, with no restricted stock awarded, which we believe have an additional corporate performance requirement as options require the price to increase in order to deliver realizable economic value to the option holder. Additionally, a portion of the equity grant awarded in January 2019 has a “back-loaded” vesting schedule, with 50% scheduled to vest three years after the grant and the remaining 50% scheduled to vest four years after the grant, as a retention mechanism and to further enable a focus on delivering long term economic value.
We believe that our annual cash incentive program contributes to the achievement of key short-term goals that drive the success of our long-term growth strategy. Our Compensation Committee works with management to establish corporate objectives under our annual cash incentive program that highlight the Company's strategic goals and provide appropriate motivation toward the achievement of significant milestones that we believe directly correlate to the long-term enhancement of stockholder value.
In addition, since becoming a public company in June 2013, our executive compensation program has included an annual equity award that generally vests over a period of four years, traditionally in the form of stock options and, in 2017, restricted stock. The inclusion of a restricted stock award as part of the 2017 equity grant to named executive officers was not continued in the 2018 or 2019 equity program for named executive officers at the time of grant. Equity awards are made at the start of the new year, which is after performance results for the previous year are known and before the results for the new year. The January 2019 equity grant was influenced by our company's strong performance in 2018 during which our share price increased by 106% year-over-year and our revenue grew by 36% year-over-year.

The equity awards granted to our named executive officers in 2018 and 2019 who were named executive officers at the time of grant were comprised of stock options. The Compensation Committee utilized stock options to encourage the execution of our long-term growth strategy as these equity awards only provide value if our stock price increases after the grants are made and the applicable award has vested.
We do not maintain an executive perquisite program or any guaranteed or funded retirement plan benefits other than a matching contribution under our 401(k) savings and retirement plan, or our 401(k) plan, that we make available to all employees.
Attract and retain well-qualified executive management.    We believe the Company's growth and success can only be achieved through the contributions of our employees, as led by our executive officers. Our Compensation Committee regularly works with an independent compensation consultant to understand the competitive landscape and design a compensation program intended to attract, engage and retain high caliber, talented executives capable of executing on our short- and long-term growth strategy.
For compensation in 2019, our Compensation Committee utilized data from the 2018 peer group developed with the assistance of its independent compensation consultant as one tool to assist the Compensation Committee with respect to competitive positioning and internal parity for base salary, bonus target under our annual incentive program, and equity awards. Peer group data is viewed as a reference point in making compensation decisions, but the Compensation Committee does not utilize peer data in a formulaic manner. As a result, individual pay levels vary based on individual experience, scope of responsibilities, past performance and expectations with respect to future performance and future leadership potential.
Strengthen the alignment of the interests of our executive officers and stockholders.    A stock option only has value if our stock price increases above the option exercise price and such increased value is maintained through the vesting and exercise date. The Compensation Committee believes that this form of equity award is most effective at rewarding successful execution of our long-term growth strategy and has historically relied primarily on granting stock option equity awards to our named executive officers.
Peer Group Composition
General.    Our Compensation Committee uses peer group benchmark information developed in coordination with an independent compensation consultant to assist it in understanding the range of base salary, target annual incentive compensation, and equity grant levels offered for comparable roles at peer companies. Our Compensation Committee considers the relevance of its compensation peer group based on factors that include the Company's stage of development, market capitalization, revenue, and headcount.
Analysis of the level and types of compensation our peer group companies offer for positions similar to those of our named executive officers is only one factor taken into account by the Compensation Committee when determining executive compensation. Our Compensation Committee also considers the performance of the Company and each named executive officer's individual performance over the past year, their contributions to the execution of the Company's short-term goals and long-term strategy, the Board's expectations of performance against key strategic, financial and operational objectives in the coming year, the long-term retention of the named executive officer, and demonstration of executive leadership at the Company as well as matters of internal parity.
2018 Peer Group.  Our Compensation Committee retained FW Cook as its independent compensation consultant in 2018 and directed FW Cook to assist it in the development of a reference peer group, which we refer to as the 2018 peer group, for compensation decisions to be made effective in January 2019, including 2019 base salary adjustments, annual cash incentive targets for 2019, and the annual equity awards granted on January 22, 2019.
In developing the 2018 peer group, the Compensation Committee, with input from FW Cook, selected companies within what it considered an appropriate market cap range, that have at least one commercial product and are headquartered on the east coast or the west coast of the United States to align cost-of-living and the Company’s labor talent market. The 2018 peer group had a median market cap of approximately $2.16 billion on average in 2017 when the selected companies made the compensation decisions disclosed in their 2018 proxy statements. PTC's market cap at this time was $2.0 billion, which was near the median of the peer group and viewed as reasonable for compensation comparisons. PTC's employee population and trailing 12 month revenue were slightly above the median of the 2018 peer group. The 2018 peer group consisted of:

ACADIA Pharmaceuticals, Inc.	Acorda Therapeutics, Inc.	Amarin Corporation plc
Amicus Therapeutics, Inc.	Exelixis, Inc.	Halozyme Therapeutics, Inc.
Heron Therapeutics, Inc.	Intercept Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc
Ironwood Pharmaceuticals, Inc.	The Medicines Company	Momenta Pharmaceuticals, Inc.
Omeros Corp.	Sarepta Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.
Ultragenyx Pharmaceutical, Inc.
2019 Peer Group.  In 2019, FW Cook assisted the Compensation Committee in its review of the 2018 peer group to establish the peer group to be utilized by the Compensation Committee for compensation decisions to be made effective in January 2020, including 2020 base salary revisions, annual cash incentive targets for 2020, and the annual equity awards granted on January 29, 2020.
In developing the 2019 peer group, which we refer to as the 2019 peer group, the Compensation Committee again selected companies within what it considered a relevant market cap range, that have at least one commercial product and are headquartered on the east coast or the west coast of the United States to align cost-of-living and labor market. A 2019 review of the 2018 peer group showed PTC was above the 70th percentile of the average market cap and that continuing with 13 companies from the 2018 peer group maintained year-over-year consistency. Acorda Therapeutics, Inc. and Omeros Corp. were removed from the peer group because their market caps were no longer in the desired market cap range. The Medicines Company was removed since it no longer owned commercial drugs. Two new companies, Spark Therapeutics, Inc. and Pacira BioSciences, Inc., with market cap in a similar range as ours were added, for a total of 15 peer companies. The selected companies had a median market cap of approximately $2.48 billion on average in 2018 when they made the compensation decisions disclosed in their 2019 proxy statements. PTC's market cap at the time of the 2019 peer group review was $2.61 billion, which was near the 75th percentile of the revised 2019 peer group. PTC's employee population was above the 75th percentile of the peer group and trailing 12 month revenue was aligned with the median of the peer group. The 2019 peer group consisted of:

ACADIA Pharmaceuticals, Inc.	Amarin Corporation plc	Amicus Therapeutics, Inc.
Exelixis, Inc.	Halozyme Therapeutics, Inc.	Heron Therapeutics, Inc.
Intercept Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.
Momenta Pharmaceuticals, Inc.	Pacira BioSciences, Inc.*	Sarepta Therapeutics, Inc.
Spark Therapeutics, Inc.*	Supernus Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical, Inc.
_______________________________________________________________________________

*	New peer group member in 2019
Individual and Company Performance
When making annual compensation determinations, the Compensation Committee considers each named executive officer's individual performance over the past year, their contributions to the execution of the Company's short-term goals and long-term strategy, the Board's expectations of performance against key strategic, financial and operational objectives in the coming year, and demonstration of executive leadership at the Company.
Individual performance is used together with other information resources to assist in a holistic evaluation of executive compensation. In connection with the close of each fiscal year, our Compensation Committee considers the Company's performance against the objectives and metrics established for that fiscal year and assigns a corporate rating value, defined as a percentage against goals, to corporate performance based on their assessment of results. This corporate rating is applied, together with the individual performance modifier described below, to determine the amounts earned by each named executive officer under the annual incentive program for the last closed (or closing) fiscal year. Awards under the 2019 annual cash incentive program were finalized in January 2020 based on the Compensation Committee’s assessment of individual and Company performance during 2019.
While individual performance is considered in connection with all aspects of executive compensation, the individual performance modifier only directly impacts the value of cash incentive compensation received by our named executive officers under our annual incentive program. Quantitative weight is assigned to individual performance in the form of an individual performance modifier, which, for 2019 compensation, could range from 1.10, for top performers, to 1.0, for employees who consistently deliver on their position requirements and expectations. Performance below these levels can result in the application of an individual performance modifier that is less than 1.0, reducing the annual incentive award below the level determined by corporate performance.

Our Compensation Committee generally considers Dr. Peltz's assessment of each named executive officer's performance, other than himself, around the end of the fiscal year at the same time that it considers the Company's performance against the corporate goals established by the Compensation Committee and Dr. Peltz's performance for the applicable fiscal year. As our Chief Executive Officer, Dr. Peltz has overall responsibility for our business strategy, operations and corporate vision and our Compensation Committee generally assesses his performance in the context of the execution of our business strategy and the performance of the Company as a whole over the applicable fiscal year.
As a result, our Compensation Committee considers individual and Company performance during the most recent fiscal year as well as expectations for individual and Company performance during the coming year when setting base salary, target annual cash incentive opportunity and annual equity awards that will become effective in January of the coming year. For example, 2019 base salary adjustments and annual option awards were considered in late 2018 and set in January 2019 after considering Company and individual performance during 2018. At the same time, our Compensation Committee considered the demands that would be placed on our executive team in order to execute on our 2019 strategic goals.
For a discussion of the Compensation Committee's assessment of individual and corporate performance in 2019, which directly impacted annual cash incentive awards for 2019, see "Annual cash incentive program" on page 31. For information concerning individual and corporate performance in 2018, which directly impacted 2019 base salary and equity award, see "Base salary" below.
Elements of Executive Compensation
The material elements of compensation and the periods of time in which our Compensation Committee made determinations with respect to each element for 2019 were as follows:

Element of compensation	2019 compensation determinations finalized in
Base salary	January 2019
Annual cash incentive award	January 2020
Annual equity award	January 2019
In addition, each named executive officer is entitled to severance payments and other benefits if his or her employment is terminated under the circumstances specified in his or her employment agreement and is entitled to participate in the benefit programs made available to all employees, such as health, life and disability insurance, our 401(k) plan, and the 2016 Employee Stock Purchase Plan, or 2016 ESPP.
Base salary.    Base salary is designed to attract, motivate and retain qualified employees by providing a consistent cash flow throughout the year as compensation for performance of day-to-day responsibilities. The responsibilities of the position; background and experience; individual, team, and corporate performance and contribution; market competitive conditions; and other factors described below are taken into account by the Compensation Committee when determining this component of compensation.
Fiscal 2019 base salary determinations.   Base salary determinations for 2019 were discussed in December 2018 and set in January 2019. Our Compensation Committee set 2019 base salaries near the median of our 2018 peer group for the named executive officers overall, subject to relatively modest individual variation based on experience, proficiency, and importance of their role. These base salary adjustments for 2019 reflected 7% to 9% increases over 2018 salaries for most of our named executive officers. These increases were generally similar to the rate of increases observed for comparable roles in the 2018 peer group during the year prior. Our Compensation Committee determined that each of the named executive officers consistently delivered on their position requirements and expectations during 2018 and favorably distinguished the performance of Mr. Souza, therefore providing him with a larger salary increase to near the 75th percentile of the 2018 peer group.
Tabular presentation of base salary adjustments in 2019.    The table below sets forth our named executive officers salaries, as determined by our Compensation Committee for fiscal year 2019:

Name	2019 base salary ($)	Increase over 2018 base salary (%)
Stuart Peltz	$702,000	6.6%
Emily Hill*	$415,000	N/A
Christine Utter	$387,360	7.6%
Neil Almstead	$468,000	7.6%
Mark Boulding	$475,000	9.4%
Marcio Souza	$528,000	17.3%
*Base salary reflects new base salary following June 2019 promotion and was paid on a pro-rated basis.
Annual cash incentive program.    Our annual cash incentive program is intended to motivate and reward our named executive officers to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy. Both pre-established corporate goals and individual contributions toward these goals factor into the amount earned under the program. The corporate goals established under the program are tied to the Company's operating plan for the applicable year and have typically been focused on the achievement of specific research, clinical, regulatory, commercial, financial, compliance or operational milestones developed in collaboration with our Compensation Committee. Achievement of these goals is viewed as conducive to the creation of stockholder value because the goals are designed to be consistent with our short-term and long-term strategic priorities.
Mechanics of annual cash incentive program.    Each named executive officer has the potential to realize a pre-established target value tied to a percentage of his or her salary, with the risk of earning no bonus and the ability to earn up to two times target. For 2019, the target annual cash incentive for Dr. Peltz was increased from 70% of his base salary to 75% of his base salary and the target annual cash incentive for Mr. Souza was increased from 40% of his base salary to 50% of his base salary, to align their target bonuses with the median of the 2018 peer group. The targets for all other named executive officers remained unchanged from the level established in their respective employment agreements, an amount equal to 40% of his or her base salary. Pursuant to the terms of each of the named executive officers' employment agreements, the target bonus level can be raised or lowered in any given year at the discretion of the Board.
In connection with the close of each fiscal year, our Compensation Committee considers the Company's performance against the objectives and metrics established for that fiscal year in the beginning of that fiscal year and assigns a value to corporate performance based on the Compensation Committee's assessment of results. The amounts that could be achieved under the corporate performance segment of the annual incentive program are capped at two times target. The program permits the exercise of both negative and positive discretion based on our Compensation Committee's view of overall corporate performance during the year (subject to the maximum award cap). However, corporate performance ratings for the named executive officers under the annual cash incentive program in the last five years have ranged from a low of 85% to a high of 150%. The corporate rating for the 2019 cash incentive program, as determined in January 2020, was 125% for the named executive officers, as further discussed below.
Individual performance is considered in the manner described under "Individual and Company Performance" on page 31, with a maximum quantitative modifier for potential awards based on 2019 performance of up to 1.33. Downward adjustments made to any executive officer's individual performance modifier may be used to make a corresponding upward adjustment to another executive officer's individual performance modifier, although no such adjustment effecting a named executive officer was made to 2019 annual incentive awards.
The combination of corporate and individual performance is applied using the following formula:

Base Salary	X	Target Annual Incentive (%)	X	Corporate Rating (%)	X	Individual Performance Modifier	=	Incentive Award
Company goals and results under the 2019 annual incentive program.    The Company exceeded its goals in 2019, which we viewed as a year of very high performance. The goals and key performance indicators, or KPIs, used to evaluate the goals established by our Compensation Committee for 2019, and our performance under such goals and KPIs, were as follows:
Grow global Duchenne Muscular Dystrophy, or DMD, commercial franchise to meet 2019 revenue guidance. The KPI established to assess achievement of this goal was to be within the range of our guidance for 2019 DMD franchise revenue of between $285 and $305 million. This goal was achieved as 2019 DMD franchise revenue was $291 million.

Rapidly advance gene therapy programs. Our primary KPIs for this goal were to achieve regulatory milestones for our Aromatic L-Amino Acid Decarboxylase, or AADC, and Friedrich Ataxia, or FA, programs, prepare the next developmental steps for our FA and Angelman's Syndrome, or AS, programs, take initial internal steps in preparing PTC-AADC for potential commercialization, identify three diseases of interest in another one of our gene therapy research programs, demonstrate animal proof of concept in at least two additional gene therapies and secure a manufacturing facility. We met our KPIs in preparing next developmental steps in our FA and AS programs, preparing for a potential launch of PTC-AADC, and in the other research and pre-clinical KPIs listed above. Additionally, we secured a gene therapy manufacturing facility, having entered into a lease agreement for office, manufacturing and laboratory space at a facility in Hopewell Township, New Jersey, or the Hopewell Facility, which we plan to utilize for manufacturing materials for certain of our gene therapy product candidates. We did not achieve our stated regulatory KPI, as in a late 2019 interaction with the U.S. Food and Drug Administration, or the FDA, the agency requested additional information concerning the use of the commercial delivery system for PTC-AADC in young patients. This has delayed our biologics license application filing, which had initially been anticipated for 2019. However, we viewed the overall goal as achieved, due to the KPIs we did complete as well as completing other unanticipated achievements to advance our gene therapy programs, including having our marketing authorization application submission ready to be filed with the European Medicines Agency, or the EMA, in the beginning of January 2020, securing an additional gene therapy asset through a license agreement, hiring many employees with significant gene therapy experience, achieving proof of concept in two additional gene therapy targets and signing key partnerships to support the manufacturing and delivery of our gene therapy product candidates.
Advance Ataluren and Emflaza programs to expand availability to patients. There were three primary KPIs and a fourth stretch KPI for this goal. The first KPI required us to complete enrollment for our dystrophin study, Study 045, which was achieved. The second KPI was to complete enrollment of Study 041, which was achieved. The third KPI was to launch commercialization for Emflaza in patients two-to-five years of age, which we achieved following the FDA's approval of a label expansion in June 2019. The stretch KPI was to secure a non-ambulatory label expansion for Translarna in the European Union, which was not achieved as the Committee for Medicinal Products for Human Use, or CHMP, of the EMA informed us that it had adopted a negative opinion of our label-extension request.
Advance PTC pipeline with innovative internal and external research and development programs. The KPIs established to measure this goal were to declare one new development candidate and file an investigation new drug application, or IND, for a development candidate in the Splicing platform, obtain regulatory approval for Tegsedi in Brazil, complete enrollment for the Company's two oncology agents, PTC 299 and PTC 596 Phase I trials, identify four priority pipeline assets in the preclinical to early development phases with internally demonstrated or replicated proof of concept, and complete the in-licensing, acquisition or sponsored research of at one least one compound. In 2019, we declared a development candidate for Huntington's disease, Tegsedi received marketing authorization from ANVISA, the Brazilian health regulatory authority, for the treatment of stage 1 or stage 2 polyneuropathy in adult patients with hereditary transthyretin amyloidosis in Brazil, we identified four priority pipeline assets and we entered into a license agreement to develop novel gene therapies in rare inherited retinal diseases. We did not file an IND for a development candidate as we opted to discontinue our Familial Dysautonomia oral splicing program based on initial feedback from the FDA on the difficulty for a clinical pathway for the small population of patients. Additionally, our oncology Phase I trials had slower than expected enrollment following the FDA addition of more criteria for the trials. However, the category was scored as achieved overall because the quality of the pipeline advancement and the acquisition of substantially all of BioElectron's assets, which was not a pre-established metric, offset the areas where we fell short.
Manage operating expenses to support long-term growth of the Company.   This goal was satisfied based upon achievement of the Company operating within the Board-approved budget for 2019.
The recommendations of Dr. Peltz, our Chief Executive Officer, who, with input from the other named executive officers, assessed the Company's performance against corporate goals for 2019, were also considered. As part of the assessment, the Compensation Committee also took into consideration how the achievement of our corporate goals expanded the long-term outlook of the Company and the impact on all Company stakeholders. In January 2020, our Compensation Committee finalized its determination that 2019 performance against the overall corporate objectives, goals and metrics, including qualitative assessment of the importance of the achievements to long-term success, warranted a corporate rating of 125% for the named executive officers.
Individual performance in 2019.   For individual performance in 2019, our Compensation Committee considered the following key accomplishments and contributions by individual named executive officers during 2019 and Dr. Peltz's recommendations with respect to performance ratings for all named executive officers, other than himself:

Name/Rating	Key performance factors in 2019
Stuart Peltz/1.1	• Key contributions: strategy, leadership, vision, execution
• Oversaw all critical aspects of PTC business and operations, achieving all corporate goals, via active supervision of direct reports
• Returned value to shareholders and raised TSR through business results and investor relations work

•    Oversaw critical aspects of gene therapy growth, including securing external gene therapy asset, finding of the Hopewell Facility, and developing key partnerships to support the manufacturing and delivery of our gene therapy product candidates

• Continued to lead focus on our culture, which we feel is a strategic advantage for us, in hiring and retention of our employees, which continues to be critical to our success and continued growth

Emily Hill/1.1
•    Key contributions: led growing global finance team with increased complexity in support of all finance-related activities (such as revenue, tax, purchase accounting, debt and cash management), while successfully transitioning to new role

•    Successfully led two financings resulting in $550M in proceeds and established an at-the-market facility. Demonstrated financial and relationship skills with first bought bond and equity deal in the biotech space

• Developed new investor relations team and raised TSR through investor relations program
• Managed corporate expenses in 2019 within Board-approved budget
• Developed cross functional budget proposal, with achievements, goals and rationale for new spending, while leading process for long-term budget

Christine Utter/1.0	• Key contributions: Key partner to and key to the successful transition of new Chief Financial Officer
• Successful implementation of a global enterprise resource planning system and budgeting system, including implementation in our LATAM offices
• Key role in financings and various business development activities, including acquisitions of substantially all of the assets of BioElectron
• Oversaw successful SEC filings under new system and successful response to SEC comment letter
• Played key role in managing corporate expenses in 2019 within Board-approved budget
• Oversaw finance/accounting infrastructure assessment in our LATAM offices and transfer of assets among subsidiaries

Neil Almstead/1.1	• Key contributions: supply chain, manufacturing

•    Key role in advancing gene therapy programs, including involvement in lease negotiations of the Hopewell Facility, rapidly increasing employee base for gene therapy manufacturing and technical operations and for providing clinical development support for gene therapy assets as they moved towards various regulatory objectives

• Led supply chain and tech ops teams providing Translarna and Emflaza to all commercial patients with no shortages or product recalls and effectively controlled stock levels of supply

•    Provided product development, manufacturing and supply chain support in helping advance pipeline, including by providing drugs to LATAM for Tegsedi and Waylivra patients, to oncology program clinical trials and for pre-clinical splicing programs

• Led strong focus on managing operating expenses for manufacturing of gene therapy programs within established budget

Mark Boulding/ 1.0	• Key contributions: corporate strategy, legal, compliance, quality assurance
• Continued to execute corporate global strategy for multiple teams, including legal, compliance, and quality assurance
• Led legal team's support of two financings and the establishment of an at-the-market facility and numerous business development activities
• Led negotiations and all other aspects leading to signing of the Hopewell Facility lease, including working with local constituents to get all necessary permits and releases for lease completion

Name/Rating	Key performance factors in 2019

• Established General Data Protection Regulation policy and Global Data Privacy Office, the launch of Encompass portal for healthcare professional grants; relaunch of new transparency system; introduced business partner model in legal department; oversaw conduction of compliance gap assessment

• Provided strategic support to critical corporate, clinical and commercial matters

Marcio Souza/1.1	• Key contributions: corporate strategy, development and execution of commercial and clinical functions and partner-to-investor relations work
• Partnered with Chief Executive Officer in strategic planning, investor relations efforts, organization and operational processes improvements and overall Company leadership
• Delivered 2019 revenue in line with 2019 guidance while successfully managing operating expenses
• Successfully implemented recognition and succession planning processes for commercial team, which processes were expanded to rest of company.
• Continued expansion of global commercial footprint, including key negotiator in face to face meetings with multiple government regulatory and pricing bodies
• Improved project management with implementation of Agile working methods and new organization structures
• Implemented a data lake process to support business decisions
Amounts earned under 2019 annual incentive program.    Our named executive officers earned the amounts set forth in the table below based on our Compensation Committee's determinations with respect to the Company's corporate rating and individual performance modifiers under the 2019 annual cash incentive program:

Name	Target incentive (% of salary)	2019 corporate rating and individual performance modifier (%)	2019 amount awarded ($)
Stuart Peltz	70%	137.5%	$723,950
Emily Hill	40%	137.5%	$228,250
Christine Utter	40%	125.0%	$193,500
Neil Almstead	40%	137.5%	$257,400
Mark Boulding	40%	125.0%	$237,500
Marcio Souza	50%	137.5%	$363,000
Annual equity award.   A significant portion of our executive compensation program in 2019 and in prior years has been in the form of an annual equity award that vests over a four-year period. A portion of the 2019 equity award was in the form of a special "back-loaded" vesting grant of options that will only vest after three years and after four years from the grant date.
The "Options Awards" column of our Summary Compensation Table set forth the full grant date fair value of the stock option award granted to each named executive officer in January 2019, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, Topic 718, or FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers in 2019; in fact, no portion of the applicable stock option awards vested until January 2020.
A stock option only has value if our stock price increases above the exercise price of the stock option and such value is maintained through the applicable vesting and exercise date. Our Compensation Committee views time-vested stock option awards as an important tool to align the interests of our named executive officers with the interests of our stockholders and believes that this form of equity is most effective at rewarding successful execution of our long-term growth strategy. The time vesting feature of the annual equity award is also intended to promote employment retention of executives .
In determining the size of the annual equity awards granted to our named executive officers, our Compensation Committee considers the Company's performance during the year prior to grant, the individual's key contributions to our execution of our short-term and long-term goals during that year, as well as expectations for the Company's and the individual's performance in the new year, including their potential for enhancing the long-term creation of value for our stockholders. Our Compensation Committee also considers information provided by its independent compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, the executives in our peer group and our industry. Our Compensation Committee also considers matters of internal pay equity as well as individual expectations based on historic Company practices. In addition, Dr. Peltz provides his recommendations to our Compensation Committee for each named executive officer other than himself.
Timing, pricing, material terms, of other matters related to equity awards.    All grants to our named executive officers must be approved by our Compensation Committee. Annual equity awards are generally granted at predetermined meetings of the Compensation Committee, which have historically been in January, including in 2017, 2018 and 2019. The annual equity awards consider the prior year’s performance more than the current year, because the Compensation Committee does not know the results of the coming year at the time of grant. As a result, performance in the previous year is a key factor in determining the grant amount.
Specifically, the equity awards granted in January 2019, which are disclosed in the Summary Compensation Table, were impacted by our Compensation Committee's assessment of 2018 performance and expectations for 2019. We viewed 2018 as a year with high company performance with the acquisition of Agilis Biotherapeutics, Inc., a TSR of 106% for the year, (higher than all but one of our 2018 peer group companies), and 36.2% year-over-year revenue growth. Our Compensation Committee's assessment of 2019 performance and expectations for 2020 were factors in determining the equity awards granted in January 2020, which will be discussed in next year's Summary Compensation Table.
The exercise price for annual stock option awards is set at the closing price of the Company's common stock on the date of the grant. Annual stock option awards granted to employees, including our named executive officers, since our initial public offering have generally vested over a four-year period, with 25% of the shares underlying such options vesting one year after grant and 6.25% of the shares vesting at the end of each successive three month period thereafter. In 2019, our Compensation Committee granted a larger annual equity award to our named executive officers at the time to reflect the Compensation Committee's assessment that 2018 was a year with high company performance as described above. However, in light of the award’s size, the Compensation Committee determined to have vesting of a portion of the award be "back-loaded" to promote long-term value creation and retention. Therefore, our named executive officers at the time each received an annual equity award in the form of two stock options grants; one with our standard vesting terms as described above and one that vests over four years, with 50% of the shares underlying the options vesting on the third anniversary of the grant, and the remaining 50% of the shares vesting on the fourth anniversary of the grant. The restricted stock awards granted to our named executive officers in 2017 vest over a four-year period, with 25% of the shares vesting one year after grant, and an additional 25% of the shares vesting annually thereafter
Fiscal 2019 equity award determinations.  In establishing equity awards for 2019 in January 2019, our Compensation Committee, with the assistance of its independent compensation consultant, determined an aggregate share pool to be allocated to equity awards made in 2019 which was determined by reference to the median average equity compensation burn rate in the 2018 peer group for the grant of awards to named executive officers.
In allocating equity awards among the named executive officers, our Compensation Committee considered individual performance in the context of both the Company's achievements during 2018, as described under "Annual cash incentive program" beginning on page 33 as well as Dr. Peltz's assessment and recommendations for each of the named executive officers. The Compensation Committee also considered the fact that more than 20% of our 2018 peer group’s named executive officer equity compensation was found to be in time-vested restricted stock, or RSUs, which do not require a share price increase to deliver value, while our 2019 awards to individuals who were named executive officers at the time of grant were entirely in stock options that require stock price to increase.
Based on the factors detailed above, our Compensation Committee granted the stock option awards described under the "Tabular presentation of annual equity awards in 2019" below to our named executive officers, pursuant to our 2013 Long Term Incentive Plan, on January 22, 2019.
Tabular presentation of annual equity awards in 2019.  The table below sets forth the grant date fair value of the equity awards made to each of our named executive officers who were named executive officers in January 2019, calculated in accordance with the provisions of FASB ASC Topic 718.

Name	Stock Option award (#)(1)	2019 grant date fair value ($)
Stuart Peltz	320,000	$6,316,691
Christine Utter	52,600	$1,038,306
Neil Almstead	90,000	$1,776,569
Mark Boulding	90,000	$1,776,569
Marcio Souza	137,500	$2,714,203
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(1)	Each stock option has an exercise price of $33.02, the closing price of our common stock on January 22, 2019, the date of grant.
Severance Benefits.    Each of our named executive officers has an employment agreement that entitles such executive to certain cash payments and other benefits in the event such officer's employment is terminated (other than for "cause") or the Company undergoes a change in control. See "Employment Agreements with Executive Officers" on page 42 for additional information with respect to the employment agreements in general and "Potential Payments Upon Termination or Change in Control (2019)" on page 46 for addition information concerning specific severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements.
We believe the benefits under these employment agreements are consistent with market practice. The change in control provisions are intended to help to promote a continuity of management during a corporate transaction, while the severance arrangements are used primarily to attract, retain and motivate well-qualified executive management. Each employment agreement includes restrictive covenants (such as non-compete and non-solicitation provisions) that would apply in the event of the named executive officer's termination, which our Board believes helps us protect our value.
Our change in control benefits are "double trigger" benefits. A "double trigger" benefit means that a change in control, by itself, would not trigger benefits. Instead, benefits would be paid only if the employment of the named executive officer is terminated during a specified period after the change in control. We believe this structure would help us secure the continued employment and focus of our named executive officers during change in control negotiations in which they believe they may lose their jobs.
Other Elements of Compensation.    Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We maintain broad-based benefits that are provided to eligible employees, including health, dental, life and disability insurance and our 401(k) plan. During 2019, we provided a 100% matching contribution for up to the first 6% of each contributing employee's eligible compensation under our 401(k) plan. The matching contribution is subject to vesting at the rate of 25% at the end of each year of employment, for an employee's first four years of employment, following which the matching contribution vests at 100% upon receipt. Our named executive officers are also eligible to participate in our 2016 ESPP, which is available on the same basis to other employees.
Stock Ownership Guidelines
In December 2016, as part of our Board’s efforts to improve our governance and compensation practices, our Compensation Committee recommended, and our Board adopted, Executive and Director Stock Ownership Guidelines, or Guidelines.  The purpose of the Guidelines is to encourage ownership of the Company’s common stock by our executive officers and directors, promote the alignment of the long-term interests of our executive officers and directors with the long-term interests of the Company’s stockholders, and to further promote our commitment to sound corporate governance.  The Guidelines are applicable to our executive officers and our non-employee directors.
Under the Guidelines, executive officers and directors must acquire ownership of target common stock ownership levels by the end of the five-year compliance period from adoption of the Guidelines.  The target common stock ownership levels are specified as shares of our common stock with a value equal to a multiple of the three-year average cash compensation (sum of base salary plus annual cash incentive program award) in the case of executive officers, and a multiple of the three-year average cash Board retainer, in the case of non-employee directors, as follows:
•Three times (3x) average cash compensation for the Chief Executive Officer;
•One time (1x) average cash compensation for each other executive officer; and
•Three times (3x) average cash Board retainer for non-employee directors.
Individuals covered by the Guidelines are expected to achieve their target ownership level by the fifth anniversary of their becoming subject to the Guidelines, or they will become subject to a requirement to hold their after tax profit shares until compliance is achieved.
Insider Trading, Prohibition Against Pledging, and Anti-Hedging Policies
We have an Insider Trading Policy that has been adopted in light of restrictions under applicable securities laws. This policy prohibits trades in our common stock that would violate these laws, and it also imposes other restrictions such as blackout periods and prior notification and/or clearance requirements intended to protect against inadvertent violations of these laws. This policy also prohibits all employees, executive officers and directors from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for loans as well as prohibits engaging in hedging or similar transactions, engaging in any short sales of our common stock or any purchases or sales of puts or calls for speculative purposes.
Adjustment or Recovery of Awards—Clawback Provisions
The Dodd-Frank Act requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. At this time, the SEC has not finalized rules related to clawback policies. Once the final rules are in place, we intend to adopt a clawback policy that fully complies with SEC regulations.
Further, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve months.
Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid in any taxable year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation, was exempt from the deduction limitations. However, subject to certain transition rules, the tax reform legislation signed into law on December 22, 2017 eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any taxable year to each of the specified officers that is not covered by the transition rules will not be deductible by us. The Compensation Committee has and will continue to review on a periodic basis the effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate, and in the best interests of our company and our stockholders.
Compensation Committee Report
The Compensation Committee furnishes the following report:
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of PTC Therapeutics, Inc.

Michael Schmertzler, Chair David P. Southwell Glenn D. Steele, Jr., M.D., Ph.D.

Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years indicated:

Name and principal position	Year	Salary ($)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)(3)(4)	Non-equity incentive plan compensation ($)(5)	All other compensation ($)(6)		Total ($)
Stuart W. Peltz, Ph.D.(1)	2019	702,000	—	—	6,316,691	723,950	16,800		7,759,441
Chief Executive Officer	2018	658,819	—	—	2,421,961	922,347	13,608		4,016,735
	2017	636,540	—	242,568	974,423	302,357	16,795		2,172,683

Emily Hill(7)	2019	367,530	—	120,061	1,609,140	228,250	11,667		2,336,648
Chief Financial Officer

Christine Utter	2019	387,360	—	—	1,104,581	193,500	14,677		1,700,118
Senior Vice President, Finance and Chief Accounting Officer	2018	360,000	—	—	515,275	259,200	14,314		1,148,789
	2017	317,596	25,000	43,797	315,657	142,067	26,624	317,596	870,741

Neil Almstead, Ph.D.	2019	468,000	—	—	1,776,569	257,400	16,800		2,518,769
Chief Technical Operations Officer	2018	434,969	—	—	847,686	313,178	13,608		1,609,441
	2017	434,969	—	67,380	270,673	165,288	13,608		951,918

Mark E. Boulding	2019	475,000	—	—	1,776,569	237,500	20,925		2,509,994
Executive Vice President and Chief Legal Officer	2018	434,120	—	—	847,686	312,567	10,530		1,604,903
	2017	434,120	2,000	101,070	406,010	164,966	13,743		1,121,909

Marcio Souza(8)	2019	528,000	—	—	2,810,603	363,000	7,920		3,709,523
Chief Operating Officer	2018	450,225	174,000	—	953,156	360,180	7,441		1,945,002
	2017	401,396	75,000	420,820	431,321	165,300	30,429		1,524,266
_______________________________________________________________________________

(1)	Dr. Peltz also serves a member of our Board but does not receive any additional compensation for his service as a director.

(2)
The amounts in the "Bonus" column in 2018 reflect a retention bonus received by Mr. Souza in connection with his one-year anniversary of being named Chief Operating Officer, which was granted in 2017 in connection with his promotion to Chief Operating Officer. The amounts in the "Bonus" column in 2017 reflect the bonuses received by Ms. Utter and Mr. Souza in connection with their promotion to executive officer, and for Mr. Boulding represents an amount paid in connection with his 15-year employment anniversary, pursuant to a program available to all PTC employees.

(3)
These amounts do not represent the actual value realized by the named executive officers during the respective year. The amounts reported in the "Stock awards" and "Option awards" columns reflect the full grant date fair value of share-based compensation awarded during the applicable fiscal year computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 11 to our audited financial statements for the fiscal year ended December 31, 2019, included in our 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for information regarding assumptions underlying the valuation of equity awards.

(4)
For Ms. Hill, Ms. Utter and Mr. Souza, a portion of the amount reported in the "Option awards" column reflects payments received through the vesting of Stock Appreciation Rights, or SARs, in January 2019 in the amounts of $23,257, $66,275, and $96,400, respectively. For Ms. Utter and Mr. Souza these amounts in January 2018 were $30,883 and $44,920, respectively, and in January 2017 were $13,723 and $19,960, respectively. The SARs were awarded to all non-executive officer employees in 2016 and vest in equal annual installments over four years.

(5)	Represents cash awards earned by our named executive officers under our annual incentive program.

(6)
The amounts reported in the "All other compensation" column in 2019 reflects, for each named executive officer, PTC's 401(k) plan matching contribution. In addition, for Ms. Utter the figures include amounts paid under an employee-wide gym reimbursement program. The amounts reported in the "All other compensation" column in 2018 reflects, for each named executive officer, PTC's 401(k) plan matching contribution. In addition, for Ms. Utter the figures include amounts paid under an employee-wide travel incentive program. The amounts reported in the "All other compensation" column in 2017 reflect, for each named executive officer, PTC's 401(k) plan matching contribution. In addition, for Ms. Utter and for Messrs. Boulding and Souza, the figures include amounts paid under an employee-wide travel incentive program, and for Mr. Boulding includes a tax gross-up of his 15 year anniversary bonus payment.

(7)
Ms. Hill was appointed as our Chief Financial Officer effective as of May 31, 2019. In connection with her promotion, her annual base salary increased to $415,000 in 2019, which increased salary was paid pro-rata for 2019.

(8)	Mr. Souza has resigned from the Company. His resignation was effective as of April 25, 2020.
Grants of Plan-Based Awards in 2019
The following table sets forth information concerning each grant of an award made in 2019 to the named executive officers under any Company compensation plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other Stock Awards: Number of shares of stock or units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)
							Exercise or base price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Stuart Peltz	1/22/2019				—	265,000	$33.02	$5,231,009
	1/22/2019					55,000	$33.02	$1,085,682
		—	$526,500	$1,053,000
Emily Hill	1/22/2019				3,636	21,210	$33.02	538,739
	5/31/2019				—	50,000	$40.10	1,167,206
		—	166,000	332,000
Christine Utter	1/22/2019				—	42,500	$33.02	838,935
	1/22/2019					10,100	$33.02	199,371
		—	154,944	309,888
Neil Almstead	1/22/2019				—	72,500	$33.02	1,431,125
	1/22/2019					17,500	$33.02	345,444
		—	187,200	374,400
Mark Boulding	1/22/2019				—	72,500	$33.02	1,431,125
	1/22/2019					17,500	$33.02	345,444
		—	190,000	380,000
Marcio Souza	1/22/2019				—	112,500	$33.02	2,220,712
	1/22/2019					25,000	$33.02	493,491
		—	264,000	528,000
_______________________________________________________________________________

(1)
Amounts represent potential awards under the annual cash incentive program, which equal a specified percentage of the participant's 2019 base salary. Dr. Peltz can earn, at target, an amount equal to 75% of his base salary, Mr. Souza can earn, at target, an amount equal to 50% of his base salary, and each other named executive officer can earn, at target, an amount equal to 40% of his or her respective base salary. No definitive threshold value was established by the Compensation Committee in 2019.

The amount reflected under "Maximum" is the largest potential award that was achievable by each named executive officer in 2019, which is two times the target. The maximum award may not be increased above this limitation to reflect the individual performance modifier. Since 2015, individual payouts under the annual cash incentive program have ranged from a low of 84% to a high of 200%, in each case based on the combination of the corporate rating and the individual performance modifier as describe above in "Mechanics of annual cash incentive program" on page 33.

The actual amounts earned by each named executive officer are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. For more information on the annual cash incentive program in 2019, please see "Compensation Discussion and Analysis—Annual cash incentive program" on page 33.

(2)
Two option awards were granted on January 22, 2019 to each of our named executive officers at the time of such grant. The larger grant vests over four years, with 25% of the shares underlying such options vesteing on January 22, 2020 and 6.25% of the shares vesting at the end of each successive three-month period thereafter beginning on April 22, 2020. The smaller grant vests over four years, with 50% of the shares underlying such options vesting on January 22, 2022 and 50% of the shares vesting on January 22, 2023. The options granted on May 31, 2019, vest over four years, with 25% of the shares underlying such options vesting on May 31, 2020 and 6.25% of the shares vesting at the end of each successive three-month period thereafter beginning on August 31, 2020.

(3)
The exercise price is the closing price of PTC common stock, as traded on the Nasdaq Global Select Market on January 22, 2019 or May 31, 2019, respectively. For more information on stock options granted to the named executive officers in 2019, please see "Compensation Discussion and Analysis—Annual equity award" on page 36.

(4)
This column represents the full grant date fair value of stock options granted to each of the named executive officers in 2019, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers during 2019.

Employment Agreements with Executive Officers
Prior to our initial public offering in June 2013, we negotiated employment agreements with Dr. Peltz, Dr. Almstead and Mr. Boulding. The employment agreements established initial base salaries to be effective following our initial public offering and a minimum annual cash incentive opportunity, calculated as a percentage of each executive's annual base salary. Actual amounts earned under the annual cash incentive program, and any increases to base salary or annual cash opportunity, are determined by our Compensation Committee.
These agreements provide that employment will continue until either we or the applicable named executive officer provides written notice of termination in accordance with the terms of the agreement. Under the terms of their respective employment agreements, each executive is entitled to receive an annual base salary (subject to annual review and increase, but not decrease) and participate in our annual cash incentive program (subject to the discretion of the Board). Each named executive officer is also entitled to participate in any employee benefit plans that we make available to senior executives (including group life, medical, dental and other insurance, retirement, profit-sharing and similar plans). In addition, we have agreed to indemnify each of our named executive officers in any action or proceeding arising out of his or her service to us, unless he or she initiates such action or proceeding. These indemnification obligations require us, among other things, to indemnify such named executive officer for certain expenses, including attorneys' fees, that are incurred by him or her, and to advance him or her such expenses upon request.
In addition, each of these agreements prohibits our named executive officers from disclosing confidential information and competing with us during the term of their employment and for a specified time thereafter. Upon execution and effectiveness of a release of claims, each of our named executive officers will be entitled to severance payments and other benefits if his or her employment is terminated under specified circumstances. The terms of the agreements were intended to attract and retain our named executive officers by providing them with a measure of financial security as the Company prepared for its initial public offering, which was balanced against our need to protect our value through the use of restrictive covenants (such as non-compete and non-solicitation provisions) in the event of the officer's termination.
Christine Utter, our Senior Vice President, Finance & Chief Accounting Officer, entered into an employment agreement with us on August 16, 2014, when she was promoted to Vice President, Finance. Ms. Utter’s employment agreement was amended on January 1, 2017, when Ms. Utter was promoted to Senior Vice President, Finance and again on May 31, 2019 when Ms. Utter took the position of Senior Vice President, Finance & Chief Accounting Officer. The terms of Ms. Utter’s employment agreement are materially consistent with the terms of the employment agreements discussed above.
Marcio Souza, our Chief Operating Officer, entered into an employment agreement with us on July 8, 2014, when he joined PTC as our Vice President, Global Marketing. Mr. Souza’s employment agreement was amended on June 1, 2016, when Mr. Souza was promoted to Senior Vice President, Head of Product Strategy. The terms of Mr. Souza’s employment agreement are materially consistent with the terms of the employment agreements discussed above.
Emily Hill, our Chief Financial Officer, entered into an employment agreement with us on December 11, 2017, when she was promoted to Vice President, Head of Investor Relations. Ms. Hill's employment agreement was amended on January 1, 2019, when Ms. Hill was promoted to Senior Vice President, Head of Investor Relations. The terms of Ms. Hill's employment agreement are materially consistent with the terms of the employment agreements discussed above.

For information concerning severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements see "Potential Payments Upon Termination or Change in Control (2019)" on page 46.

Outstanding Equity Awards at December 31, 2019
The following table sets forth information regarding outstanding stock options, restricted stock awards, restricted stock units and SARs held by our named executive officers as of December 31, 2019:

	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($/share)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)
Stuart Peltz	583	—		$1,149.60	2/2/2020
	541	—		490.80	4/27/2021
	416	—		218.40	1/10/2022
	110,694	—		10.85	5/15/2023
	353,030	—		10.85	5/15/2023
	200,000	—		27.05	1/28/2024
	300,000	—		51.00	1/2/2025
	164,062	10,938	(1)	30.86	1/3/2026
	86,625	39,375	(2)	11.23	1/2/2027
	87,500	112,500	(3)	18.01	1/2/2028
	—	265,000	(4)	33.02	1/21/2029
	—	55,000	(5)	33.02	1/21/2029
						10,800	(6)	$518,724
Emily Hill	7,000	—		$43.69	9/24/2024
	1,620	—		51.00	1/2/2025
	2,277	153	(1)	30.86	1/3/2026
	2,629	1,196	(2)	11.23	1/2/2027
	6,125	7,875	(3)	18.01	1/2/2028
	—	21,210	(4)	33.02	1/21/2029
	—	50,000	(7)	40.10	5/30/2029
		965	(12)	6.76	N/A
						179	(8)	$8,597
						765	(9)	$36,743
						1,800	(10)	$86,454
						3,636	(11)	$174,637
Christine Utter	74	—		$490.80	4/27/2021
	21	—		218.40	1/10/2022
	4,688	—		40.45	9/23/2024
	17,800	—		51.00	1/2/2025
	9,622	688	(1)	30.86	1/3/2026
	2,362	3,938	(2)	11.23	1/2/2027
	6,250	—		13.10	6/1/2027
	7,500	22,500	(3)	18.01	1/2/2028
	—	42,500	(4)	33.02	1/21/2029
	—	10,100	(5)	33.02	1/21/2029
	—	2,750	(12)	6.76	N/A
						1,950	(9)	$93,659
Neil Almstead	200	—		$1,149.60	2/2/2020
	216	—		490.80	4/27/2021
	166	—		218.40	1/10/2022
	3,102	—		10.85	5/15/2023
	46,898	—		10.85	5/15/2023
	40,000	—		27.05	1/28/2024
	69,550	—		51.00	1/2/2025
	51,562	3,438	(1)	30.86	1/3/2026
	24,062	10,938	(2)	11.23	1/2/2027
	30,625	39,375	(3)	18.01	1/2/2028

	—	72,500	(4)	33.02	1/21/2029
	—	17,500	(5)	33.02	1/21/2029
						3,000	(6)	$144,090
Mark Boulding	200	—		$1,149.60	2/2/2020
	233	—		$490.80	4/27/2021
	191	—		$218.40	1/10/2022
	85,600	—		$51.00	1/2/2025
	62,625	4,375	(1)	$30.86	1/3/2026
	3,281	16,407	(2)	$11.23	1/2/2027
	4,375	39,375	(3)	$18.01	1/2/2028
	—	72,500	(4)	$33.02	1/21/2029
	—	17,500	(5)	$33.02	1/21/2029
						4,500	(6)	$216,135
Marcio Souza	30,000	—		$26.42	7/31/2024
	10,525	—		51.00	1/2/2025
	15,000	1,000	(1)	30.86	1/3/2026
	1,500	500	(14)	12.64	11/16/2026
	—	7,219	(2)	11.23	1/2/2027
	2,812	42,188	(3)	$18.01	1/2/2028
	—	112,500	(4)	33.02	1/21/2029
	—	25,000	(5)	33.02	1/21/2029
	—	4,000	(12)	$6.76	N/A
						2,000	(6)	$96,060
_______________________________________________________________________________

(1)
This option vests over four years, with 25% of the shares underlying the option vesting on January 4, 2017 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 4, 2017.

(2)
This option vests over four years, with 25% of the shares underlying the option vesting on January 3, 2018 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 3, 2018.

(3)
This option vests over four years, with 25% of the shares underlying the option vesting on January 3, 2019 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 3, 2019.

(4)
This option vests over four years, with 25% of the shares underlying the option vesting on January 22, 2020 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 22, 2020.

(5)	This option vests over four years, with 50% of the shares underlying the option vesting on January 22, 2022 and 50% of the shares vesting on January 22, 2023.

(6)	This restricted stock award vests in four equal annual installments, commencing on January 3, 2018.

(7)
This option vests over four years, with 25% of the shares underlying the option vesting on May 31, 2020 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on August 31, 2020.

(8)	This restricted stock unit vests in four equal annual installments, commencing on January 4, 2017.

(9)	This restricted stock unit vests in four equal annual installments, commencing on January 3, 2018.

(10)	This restricted stock unit vests in four equal annual installments, commencing on January 3, 2019.

(11)	This restricted stock unit vests in four equal annual installments, commencing on January 22, 2020.

(12)	Represents SARs that vest in four equal installments, commencing on January 1, 2017 and are automatically payable in cash in connection with the vesting.

(13)	This restricted stock unit vests in four equal annual installments, commencing on January 3, 2018.

(14)
This option vests over four years, with 25% of the shares underlying the option vesting on November 17, 2017, and 6.25% of the shares underlying the option vesting quarterly thereafter, beginning on February 17, 2018.

Option Exercises and Stock Vested in 2019

The following table sets forth information concerning stock options that were exercised and restricted stock, restricted stock units and stock appreciation rights that vested during 2019.
All stock option exercises and sales effected by our named executive officers during 2019 were pursuant to Rule 10b-5 plans adopted in accordance with our Insider Trading Policy. For additional information on our Insider Trading Policy, see "Compensation Discussion and Analysis—Insider Trading, Prohibition Against Pledging and Anti-Hedging Policies" above.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Stuart W. Peltz	—	$—	5,400	$181,494
Emily Hill	—	$23,257	1,162	$39,023
Christine Utter	40,259	$995,573	975	$32,770
Neil Almstead	—	$—	1,500	$50,415
Mark E. Boulding	196,979	$5,226,474	2,250	$25,268
Marcio Souza	75,881	$2,712,693	16,000	$626,230
_______________________________________________________________________________

(1)
Values realized upon stock option exercises are calculated based on the difference between the market price of PTC common stock at the time of exercise and the exercise price of the option. For Ms. Utter and Mr. Souza, value realized includes stock option exercises and the exercise and settlement of cash settled stock appreciation rights. For Ms. Hill, value realized solely includes the exercise and settlement of cash settled stock appreciation rights.

(2)
This column represents the vesting of restricted stock awards or, with respect to Ms. Hill, restricted stock units granted in 2016, 2017, and 2018, and with respect to Ms. Utter, restricted stock units granted in 2017 as part of our annual equity incentive grant. Additionally, with respect to Mr. Souza, it also includes vesting of a restricted stock award granted in conjunction with his appointment to Chief Operating Officer in 2017.

(3)	The value realized for restricted stock was determined by multiplying the number of shares that vested by the market price of PTC common stock on the date of vesting.
Potential Payments upon Termination or Change in Control (2019)
As described below, each of our named executive officers has an employment agreement with us that entitles such executive to certain cash payments or other benefits in the event such officer's employment is terminated or the Company undergoes a change in control.
Pre-Conditions to Severance and Restrictive Covenants
The receipt of severance benefits by a named executive officer is conditioned upon the execution and non-revocation of a separation and release of claims agreement. These agreements include standard continued assistance and cooperation clauses and require reconfirmation of each executive's commitment to abide by the non-competition, non-solicitation and confidentiality provisions of their employment agreements.
Pursuant to non-competition provisions in the employment agreements, each executive has agreed that for 18 months following his or her separation from the Company he or she will not engage in or assume any role involving directly or indirectly our field of interest, including, among other things, the research, development and commercialization of products and strategies relating to therapies for genetic disorders or diseases that include Duchenne muscular dystrophy, other diseases caused in whole or part by nonsense (or stop) codons, and other therapeutic targets, mechanisms of action and/or therapies in which the Company has a research, development or commercialization program.
In addition, non-solicitation provisions in the employment agreements also prohibit each named executive officer for a period of 18 months following separation from the Company from soliciting, directly or indirectly, any customers, partners, vendors, employees or contractors. Each agreement includes confidentiality provisions and assignment of invention provisions that do not expire following a separation of employment.
Definitions
A named executive officer's termination by the Company would generally be considered "without cause" unless our Board determined in writing that: there was a willful and continued failure by the named executive officer to substantially perform his or her duties or responsibilities; he or she engaged in willful misconduct or gross negligence with detrimental effect to the Company; he or she was convicted of a felony; he or she materially breached a fiduciary duty to the Company; or he or she materially breached the terms of his or her employment agreement.
Unless the named executive officer has consented to any of the following, his or her decision to terminate his or her employment with the Company would generally be considered "for good reason" (following a failure of the Company to cure the condition) if: he or she was required to relocate more than 50 miles (or to New York City); there was a material adverse change in his or her responsibilities or a material reduction in his or her base compensation; the Company materially breached his or her employment agreement (and such breach was not promptly cured); or the Company failed to obtain the assumption of his or her employment agreement by any successor to the Company. In addition, the failure of the Board to appoint Dr. Peltz as our Chief Executive Officer or re-nominate him as a Board member would generally qualify as "good reason" for Dr. Peltz to terminate his employment with us.
A "change in control" would generally be deemed to have occurred if: as a result of a merger or other reorganization, the Company was not the surviving entity; there was a sale of, or agreement to sell, substantially all of the Company's assets; any person or group acquires or gains control of more than 50% of the Company's common stock; or, as a result of or in connection with a contested election of directors, the Company's current Board members (or their approved nominees) ceased to comprise a majority of the Board.
Overview of Payments—Dr. Peltz
If we terminate Dr. Peltz's employment without cause or if he terminates his employment with us for good reason, we are obligated to: pay Dr. Peltz a lump sum amount equal to his base salary for 18 months; extend the exercise period of certain of his option awards, subject to specified limitations; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 18 months.
If we terminate Dr. Peltz's employment without cause or if he terminates his employment with us for good reason, in each case within six months prior to or 18 months following a change in control, we are obligated to: pay Dr. Peltz a lump sum amount equal to his base salary for 24 months; accelerate in full the vesting of all of his outstanding equity awards; extend the exercise period of certain of his option awards, subject to specified limitations; pay Dr. Peltz his annual cash incentive award at target for the year in which he is terminated; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 24 months.
All stock option awards granted since our initial public offering are "double-trigger" awards that require both a change in control and a termination of employment before vesting is accelerated.
In order to transition Dr. Peltz's responsibilities as our Chief Executive Officer to any successor, his employment agreement provides that we will retain his services as a consultant for up to 24 months, at his per-diem base salary rate immediately before termination of his employment, if under any circumstances we terminate Dr. Peltz's employment without cause or if Dr. Peltz terminates his employment with us for good reason. In addition, subject to specified limitations, Dr. Peltz will be permitted to continue to purchase coverage under our group health insurance plan following the expiration of any benefits continuation provided by us as described above until such time as he is eligible for Medicare.
Overview of Payments—Other Named Executive Officers
For our named executive officers, other than Dr. Peltz, if we terminate the named executive officer's employment without cause or if such executive terminates his or her employment with us for good reason, we are obligated to: pay such named executive officer's base salary for a period of 12 months and, to the extent allowed by applicable law and the applicable plan documents, continue to provide to such executive and certain of his or her dependents with group health insurance for a period of up to 12 months.
If we terminate any named executive officer's employment without cause or if such named executive officer terminates his or her employment with us for good reason, in each case within three months prior to or 12 months following a change in control, we are obligated to: pay the named executive officer a lump sum amount equal to his or her base salary for 12 months; to the extent allowed by applicable law and the applicable plan documents, continue to provide to such named executive officer and certain of his or her dependents with group health insurance for a period of up to 12 months; accelerate in full the vesting of all outstanding equity awards held by such named executive officer; and pay each such named executive officer his or her annual cash incentive award at target for the year in which he or she is terminated.
On March 11, 2020, Mr. Souza notified us of his resignation, which was effective as of April 25, 2020. We do not believe that Mr. Souza is entitled to receive any of the payments or benefits described above or set forth in the table below.
Taxation

To the extent that any severance or other compensation payment to any of our named executive officers pursuant to an employment agreement or any other agreement constitutes an "excess parachute payment" within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or the Code, then such named executive officer will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999 of the Code, whichever provides the executive with the highest amount on an after-tax basis.
Potential Payments upon Termination or Change in Control Table (2019)
The following table summarizes the potential payments to each named executive officer under various termination events, assuming a hypothetical termination on December 31, 2019.

Name	Termination by PTC without "Cause" or by Executive with "Good Reason"	Termination in connection with a "Change in Control"
Stuart W. Peltz
Cash Severance	$1,053,000	$1,930,500
Continued Health Coverage(1)	$30,193	$40,258
Stock Option Acceleration(2)	$—	$20,063,722
Restricted Stock Acceleration(3)	$—	$518,724
Total	$1,083,193	$22,553,203
Emily Hill
Cash Severance	$415,000	$581,000
Continued Health Coverage(1)	$25,716	$25,716
Stock Option Acceleration(2)	$—	$997,892
Restricted Stock Acceleration(3)	$—	$306,431
Total	$440,716	$1,911,039
Christine Utter
Cash Severance	$387,360	$542,304
Continued Health Coverage(1)	$32,992	$32,992
Stock Option Acceleration(2)	$—	$1,621,707
Restricted Stock Acceleration(3)	$—	$93,659
Total	$420,352	$2,290,662
Neil Almstead
Cash Severance	$468,000	$655,200
Continued Health Coverage(1)	$21,645	$21,645
Stock Option Acceleration(2)	$—	$2,994,486
Restricted Stock Acceleration(3)	$—	$144,090
Total	$489,645	$3,815,422
Mark E. Boulding
Cash Severance	$475,000	$665,000
Continued Health Coverage(1)	$25,985	$25,985
Stock Option Acceleration(2)	$—	$3,211,834
Restricted Stock Acceleration(3)	$—	$216,135
Total	$500,985	$4,118,954
Marcio Souza
Cash Severance	$528,000	$792,000
Continued Health Coverage(1)	$32,992	$32,992
Stock Option Acceleration(2)	$—	$3,349,415
Restricted Stock Acceleration(3)	$—	$96,060
Total	$560,992	$4,270,467
_______________________________________________________________________________

(1)	Represents the COBRA premium for continued health care coverage for each named executive officer and their dependents that would be paid by the Company based on rates in effect January 1, 2020.

(2)
Represents the aggregate value of the accelerated vesting of stock option awards, calculated by multiplying the difference between the closing price of PTC common stock on December 31, 2019 ($48.03) and the stock option exercise price by the number of stock options subject to accelerated vesting. All unvested stock option awards are "double-trigger" awards that require both a change in control and a termination of employment before vesting is accelerated.

(3)
Represents the aggregate value of the accelerated vesting of restricted stock awards, calculated by multiplying the closing price of PTC common stock on December 31, 2019 ($48.03) by the number of shares subject to accelerated vesting.

Pay Ratio Disclosure
        As required by the Dodd-Frank Act and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Peltz, our Chief Executive Officer:
        For our fiscal year ended December 31, 2019:

•	The median of the annual total compensation of all employees (other than our Chief Executive Officer) was $203,671; and

•	The annual total compensation of our Chief Executive Officer, as reported in the 2019 Summary Compensation Table included elsewhere in this proxy statement, was $7,759,441.
        Based on this information the pay ratio of the annual total compensation of Dr. Peltz to the median of the annual total compensation of our employees was approximately 38.1:1.
We believe the above pay ratio is appropriately viewed as a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. To identify the median of the annual compensation of our employees, we reviewed the base salary, on an annualized basis, in U.S. dollars, for all of our employees as of December 31, 2019, for the period from January 1, 2019 through December 31, 2019. As of December 31, 2019, we had 761 employees worldwide. No cost-of-living adjustment or other adjustments were made and exclusions for non-U.S. employees were not utilized in determining our median employee with the exception of converting base salaries into U.S. dollars with respect to our international employees. Once we identified our "median employee," using the methodology described above, we determined that employee's annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio.

EQUITY COMPENSATION PLAN INFORMATION
Since the closing of our initial public offering in June 2013, we have granted awards to eligible participants under our 2013 Long-Term Incentive Plan. In addition, from time to time, the Compensation Committee grants inducement equity awards to individuals as an inducement material to the individual's entry into employment with us within the meaning of Nasdaq Listing Rules.
Prior to the closing of our initial public offering in June 2013, we granted awards to eligible participants under the 1998 employee, director and consultant stock option plan, as amended and restated, or the 1998 plan, the 2009 equity and long-term incentive plan, as amended, or the 2009 plan, and the 2013 stock incentive plan. Awards granted under these plans prior to our initial public offering remain outstanding under the applicable plan. Any shares of common stock subject to awards under these plans that expire, terminate or are otherwise surrendered, canceled, forfeited or without having been fully exercised or resulting in any common stock being issued will be available for grant under the 2013 Long-Term Incentive Plan up to a specified number of shares. Following stockholder approval at our 2016 annual meeting, we adopted the 2016 ESPP.
The following table sets forth information as of December 31, 2019 with respect to compensation plans under which shares of our common stock are authorized for issuance:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	7,298,551	$28.76	951,711	(1)
Equity compensation plans not approved by security holders	3,745,388	$37.17	n/a	(2)
Total	11,043,939	$31.67	951,711
_______________________________________________________________________________

(1)
Reflects, as of December 31, 2019, the total number of shares of our common stock available for issuance under the 2013 Long-Term Incentive Plan (467,808 shares) and 2016 ESPP (483,903 shares). Immediately prior to our initial public offering, all shares remaining available for future issuance under the 2009 plan and the 2013 stock incentive plan became available for future issuance under the 2013 Long-Term Incentive Plan. In August 2008, the 1998 plan expired and since then no further grants of stock options have been made under this plan. All shares available to grant under the 1998 plan automatically transferred to the 2009 plan at that time. Our 2013 Long-Term Incentive Plan contains an "evergreen" provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year. The annual increase in the number of shares is equal to the lowest of: (i) 2,500,000 shares of our common stock; (ii) 4% of the number of shares of our common stock outstanding on the first day of the fiscal year; and (iii) an amount determined by our Board. On January 1, 2020, 2,477,434 shares of our common stock were added to the 2013 Long-Term Incentive Plan pursuant to this provision.

(2)
Represents option awards or restricted stock units granted to individuals as an inducement material to the individual's entry into employment with us. Each such grant was approved by our Compensation Committee and disclosed in a press release. Under applicable Nasdaq Listing Rules, inducement grants are not subject to security holder approval.

The terms of each inducement grant option award are materially consistent with the terms of awards made under our 2013 Long-Term Incentive Plan. Inducement grant stock options vest over four years, with 25% of the shares underlying the option vesting on the one-year anniversary of the new hire's employment date and an additional 6.25% of the original number of shares underlying the option vesting at the end of each successive three-month period thereafter. Inducement option awards have an exercise price equal to the closing price of PTC's common stock on the date of the grant. Inducement grant restricted stock units vest over two years, with 50% of the shares underlying the restricted stock unit vesting on the first anniversary of the new hire's employment date and 50% of the of the shares underlying the restricted stock unit vesting on the second anniversary of the new hire's employment date. The date of grant is the later of the date our Compensation Committee approves the awards or the applicable employee's pre-scheduled new hire start date.

2019 DIRECTOR COMPENSATION
The following table sets forth information regarding compensation awarded to, earned by or paid to our directors, other than Dr. Peltz, during 2019:

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	All other compensation ($)		Total ($)
Michael Schmertzler	$76,000	$552,710	$—		$628,710
Allan Jacobson, Ph.D.	50,000	276,355	90,000	(2)	416,355
Stephanie S. Okey, M.S.	50,000	276,355	—		326,355
Emma Reeve	67,750	276,355	—		344,105
David Southwell	66,250	276,355	—		342,605
Glenn D. Steele, Jr., M.D., Ph.D.	55,750	276,355	—		332,105
Dawn Svoronos	58,000	276,355	—		334,355
Jerome Zeldis, M.D., Ph.D.	53,000	276,355	—		329,355
_______________________________________________________________________________

(1)
These amounts do not represent the actual value realized by the directors during the respective year. The amounts reported in the "Option awards" column reflect the full grant date fair value of stock options awarded during 2019 computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 11 to our audited financial statements for the fiscal year ended December 31, 2019, included in our 2019 Form 10-K for the fiscal year ended December 31, 2019 for information regarding assumptions underlying the valuation of equity awards.
At December 31, 2019, the aggregate number of shares of our common stock subject to each non-employee director's outstanding option awards were as follows: Mr. Schmertzler—148,768; Dr. Jacobson—137,416; Ms. Okey—29,167; Ms. Reeve—29,167; Mr. Southwell—89,315; Dr. Steele—72,000; Ms. Svoronos—60,000 and Dr. Zeldis—84,000.

(2)	Represents consulting fees and fees received by Dr. Jacobson in connection with his service as chair of our scientific advisory board.
Narrative to 2019 Director Compensation Table
During 2019, our non-employee directors were compensated for their service as directors, including as members of the various committees of our Board, as follows:

•	an annual retainer for board service of $50,000;

•	an annual option grant to purchase 14,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 22, 2019;

•
for our Chair of the Board, an additional annual option grant to purchase 14,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 22, 2019;

•	for members of our Audit Committee, an additional annual retainer of $8,000 ($21,000 for the Chair);

•	for members of our Compensation Committee, an additional annual retainer of $5,000 ($15,000 for the Chair); and

•	for members of our Nominating and Corporate Governance Committee, an additional annual retainer of $3,000 ($11,000 for the Chair).
Our Compensation Committee periodically reviews the compensation we pay our non-employee directors, with input from our independent compensation consultant. Our Compensation Committee compares our board compensation to compensation paid to non-employee directors of our peer group companies. Our Compensation Committee also considers the responsibilities we ask of our Board members along with the amount of time required to perform those responsibilities. During 2018, our Compensation Committee, with the assistance of FW Cook, performed a review of director compensation. Following this review, the Compensation Committee determined not to recommend any adjustments for Director compensation for 2019.

The stock options granted to our non-employee directors have an exercise price equal to the closing price of PTC's common stock on the date of grant and expire ten years after the date of grant. Vesting of the awards is subject to the director's continued service to us.
Each member of our Board is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Our Compensation Discussion and Analysis, which appears earlier in this proxy statement on page 28, describes our executive compensation program and the compensation decisions that our Compensation Committee made with respect to the 2019 compensation of our named executive officers (listed in the Summary Compensation Table). As required pursuant to Section 14A of the Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. As an advisory vote, this proposal is not binding. The outcome of this advisory vote will neither overrule any decision nor create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof). However, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Our Board has adopted a policy to hold a "say-on-pay" advisory vote on an annual basis. As a result, we expect that the next "say-on-pay" advisory vote will be held at our 2021 annual meeting of stockholders.
As described in the Compensation Discussion and Analysis, our executive compensation programs are designed to reward executives based on the achievement of Company objectives and individual performance which, as a whole, are intended to drive value creation for stockholders. A significant portion of compensation paid to our named executive officers is allocated to annual cash and long-term equity incentives which are directly linked to Company and/or stock price performance. In 2019, 90.9% and 82.1%, respectively, of our Chief Executive Officer's and other named executive officers' primary compensation elements (base salary, annual cash incentive at target, and annual equity award) were variable based on our performance and/or our stock price. For these reasons, our Board is asking that stockholders support this proposal.
Our Board Recommends that You Vote "FOR" the Advisory Vote to Approve Named Executive Officer Compensation.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
Director Nominations for Inclusion in Proxy Materials (Proxy Access)
On April 21, 2017, our Board amended our bylaws to implement proxy access. As amended, our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to 25% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the bylaws.
Eligible stockholders who wish to have a director nominee included in our proxy statement relating to the annual meeting of stockholders to be held in 2021 must deliver a written notice, containing the information specified in our bylaws regarding the stockholder(s) and the proposed nominee(s), to us by March 12, 2021, but not before February 10, 2021, which is not less than 90 days nor more than 120 days prior to the first anniversary of the date of this year's Annual Meeting.
However, in the event that the date of next year's annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of this year's Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.
The requirements for a stockholder nomination are more fully set forth in Section 1.12 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.
Other Stockholder Proposals to be Included in the 2021 Proxy Statement
To be considered for inclusion in the proxy statement relating to the annual meeting of stockholders to be held in 2021, we must receive stockholder proposals no later than December 28, 2020, which is a date no less than 120 calendar days before the anniversary of the date on which our proxy statement was released to stockholders in connection with this year's Annual Meeting. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's Annual Meeting on June 10, 2020, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the rules and regulations governing the solicitation of proxies.
Stockholder Proposals to be Brought Before the 2021 Annual Meeting (Not Included in the Proxy Statement)
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice of the stockholder's intention to bring such business before the meeting in proper form.
We must receive written notice of stockholder proposals (including director nominations) intended to be presented at the 2021 annual meeting of stockholders but that will not be included in the proxy statement by March 12, 2021, but not before February 10, 2021, which is not less than 90 days nor more than 120 days prior to the first anniversary of this year's annual meeting. However, in the event that the date of next year's annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of this year's Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.
Any proposals we do not receive in accordance with the above standards will not be voted on at the 2021 annual meeting. The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.
The requirements for a stockholder notice are more fully set forth in Sections 1.10 and 1.11 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.

HOUSEHOLDING OF PROXIES
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080 or via e-mail at irpr@ptcbio.com or phone at 908-912-9643.
OTHER MATTERS
As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our Company and our stockholders.
Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to attend the Annual Meeting. You may vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the Annual Meeting. Your cooperation in giving this your immediate attention will be appreciated.
You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC, except exhibits, without charge upon written request to Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

The Board of Directors of PTC Therapeutics, Inc.

South Plainfield, New Jersey
April 27, 2020

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. ET on June 9, 2020 for shares held directly and by 11:59 P.M. ET on June 7, 2020 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

PTC THERAPEUTICS, INC. 100 CORPORATE COURT SOUTH PLAINFIELD, NJ 07080-2449

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 9, 2020 for shares held directly and by 11:59 P.M. ET on June 7, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY

PTC THERAPEUTICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR each of the following nominees		☐	☐	☐
1.	Election of Directors
Nominees:
01) Stephanie S. Okey, M.S. 02) Stuart W. Peltz, Ph.D. 03) Jerome B. Zeldis, M.D., Ph.D.

The Board of Directors recommends you vote FOR proposal 2 and 3:		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the 2020 Annual Meeting may be held by means of remote communication (i.e. a virtual-only meeting). If this is determined, we will announce the decision in advance in a press release, and will provide details on how to participate at http://ir.ptcbio.com/annualmeetingmaterials. If the Annual Meeting is a virtual-only meeting, you or your proxyholder could attend and vote by visiting a website that we will provide and using your 16-digit control number. As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend in person.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐
		Yes	No

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

PTC THERAPEUTICS, INC. Annual Meeting of Stockholders June 10, 2020 9:00 a.m., Eastern Time Proxy Solicited by the Board of Directors

The undersigned hereby appoints Stuart W. Peltz and Mark E. Boulding, and each of them, proxies for the undersigned, with full power of substitution, and hereby authorizes them to represent and vote all shares of common stock of PTC Therapeutics, Inc., that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the company to be held on June 10, 2020 at 9:00 a.m., Eastern Time at the Embassy Suites, 121 Centennial Ave., Piscataway Township, NJ 08854 or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and any other matter that may properly come before the meeting.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the director nominees listed under proposal 1 and FOR proposals 2 and 3.

If any other matters are voted on at the meeting, this proxy will be voted by the proxies on such matters in their sole discretion.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side